As filed with the Securities and Exchange Commission on September 9, 2003

Registration No. 333-107815

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM SB-2

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NEXT, INC.

(Name of Small Business Issuer in Its Charter)

(Primary Standard Industrial Classification Code Number)

Delaware	7625 Hamilton Place Drive, Suite 12 Chattanooga, Tennessee 37421 (423) 296-8213	95-4675095
(State of Jurisdiction of Incorporation or Organization)	(Address, and Telephone Number of Principal Executive Offices and Principal Place of Business)	(I.R.S. Employer Identification Number)

Dan F. Cooke

7625 Hamilton Park Drive, Suite 12

Chattanooga, Tennessee 37421

(423) 296-8213, Ext. 1

(Name, Address, and Telephone Number of Agent for Service)

Copies of Communications to:

W. Scott McGinness, Jr.

Miller & Martin LLP

Suite 1000 Volunteer Building

832 Georgia Avenue

Chattanooga, Tennessee 37402-2289

(423) 756-6600

Approximate date of commencement of proposed sale to the public:    From time to time after this registration statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.    ☒

Subject to Completion, Dated September 9, 2003

PROSPECTUS

NEXT, INC.

1,150,000 Shares of Common Stock

This Prospectus relates to the registration of up to 1,150,000 shares of common stock of the Company. Of these shares, 750,000 have been issued pursuant to a Securities Purchase Agreement dated July 9, 2003 and 375,000 may be issued pursuant to warrants dated July 9, 2003 as follows: (i) Mainfield Enterprises Inc. purchased from the Company 250,000 shares of common stock and a warrant to purchase 125,000 shares of common stock; (ii) Smithfield Fiduciary LLC purchased from the Company 250,000 shares of common stock and a warrant to purchase 125,000 shares of common stock; (iii) Shoulda Partners, L.P. purchased from the Company 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock; and (iv) OTAPE Investments, LLC purchased from the Company 150,000 shares of common stock and a warrant to purchase 75,000 shares of common stock. In connection with this transaction, the Company also issued 50,000 shares to each of Triad Capital LLC and Elliott Smith. The shares offered under this Prospectus were issued by the Company in private transactions.

There is no minimum number of shares that must be sold in this offering. Information regarding the selling stockholders and the times and manner in which they may offer and sell the shares under this Prospectus is provided under the headings “Issuance of Securities to the Selling Stockholders” commencing on page 5 and “Plan of Distribution” commencing on page 6. Although the Company has received the proceeds from the sale of the common stock and the warrants and may receive further proceeds from the exercise of the warrants, it will not receive any of the proceeds from sales of the common stock by the selling stockholders under this Prospectus. To the knowledge of the Company, the selling stockholders have not made any arrangements with any brokerage firm, underwriter or agent for the sale of the shares of common stock.

The common stock is quoted on the OTC Bulletin Board (“OTCBB”) under the symbol NXTI.OB but it is not listed on a national securities exchange. On August 4, 2003 the last reported sale price of the common stock was $0.90 per share.

Investing in the common stock involves a high degree of risk which is described in the “ Risk Factors” beginning on page 2 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The Prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is September         , 2003.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. It may not contain all of the information you should consider before investing in the Company’s common stock. You should carefully consider all information contained in this Prospectus and particularly the section on Risk Factors set forth below before investing in the shares of common stock offered under this Prospectus.

The Company	Next, Inc., a Delaware corporation (the “Company”) formed in 1989, is a creative and innovative sales and marketing organization that designs, develops, markets and distributes licensed and branded promotional products and imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs. The Company’s fiscal year ends on November 30. The Company’s principal executive offices are located at 7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee 37421. The Company’s telephone number is (423) 296-8213. The common stock is quoted on the OTCBB but it is not listed on a national securities exchange. Because the common stock is not listed for trading on any national securities exchange there may be a limited market for the Company’s shares. The trading symbol is NXTI.OB.

The Offering	Up to 1,150,000 shares of common stock, par value $0.001 may be sold by the selling stockholders from time to time at prevailing market prices or in privately negotiated transactions. Of these shares, 700,000 have been issued pursuant to a Securities Purchase Agreement dated July 9, 2003 and 350,000 may be issued pursuant to warrants dated July 9, 2003. In addition, 100,000 shares of common stock have been issued to consultants in connection with these transactions.

Selling Stockholders	Mainfield Enterprises Inc., Smithfield Fiduciary LLC, Shoulda Partners, L.P., OTAPE Investments, LLC, Triad Capital LLC, Elliot Smith.

Net Proceeds to the Company	Although the Company will receive no proceeds from sales of common stock by the selling stockholders, the Company received $560,000 in the aggregate for sales of the shares of common stock to the selling stockholders and may receive up to $393,750 if the selling stockholders exercise all their warrants for cash.

RISK FACTORS

Before purchasing shares of the Company’s common stock you should carefully consider the risk factors discussed below and elsewhere in this Prospectus as well as other information incorporated herein by reference.

Risks Related To Our Business.    In addition to the other information contained in this Prospectus, including risks and uncertainties described elsewhere, the following risk factors should be considered in evaluating the Company. The risks and uncertainties described below or elsewhere in this report are not the only ones the Company faces. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair the Company’s business and operations. If any of the risks described below or elsewhere in this report materialize, the Company’s business, financial condition, operating results and cash flows could be materially affected. Stockholders or investors considering the purchase of shares of the Company’s common stock should carefully consider the following risk factors, in addition to the other information contained in this Prospectus.

You should not rely on the Company’s past results to predict its future performance because its operating results fluctuate due to factors, which are difficult to forecast, that are often out of the Company’s control and which can be volatile. The Company’s past revenues and other operating results may not be accurate indicators of the Company’s future performance. The factors that may contribute to these fluctuations include: fluctuations in aggregate capital spending, cyclicality and other economic conditions domestically and internationally in one or more markets in which we sell our products; changes or reductions in demand in the markets we serve; a change in market acceptance of the Company’s products or a shift in demand for the Company’s products; new product introductions by the Company or by the Company’s competitors; changes in product mix and pricing by the Company, its suppliers or its competitors; pricing and related availability of raw materials for the Company’s products; the Company’s failure to manufacture a sufficient volume of products in a timely and cost-effective manner; the Company’s failure to anticipate changing product requirements of its customers; changes in the mix of sales by distribution channels; exchange rate fluctuations; and extraordinary events such as litigation or acquisitions.

Licenses.    A substantial portion of the Company’s revenue is derived from its licensing program and Company owned brands. The Company is a party to numerous licensing agreements to utilize “branded” logos for its products. Licenses from colleges and universities comprise the greatest segment of the Company’s licenses and these licenses are grouped into master licenses. All of these master license arrangements have a duration of one to three years and may not contain automatic renewal options. Although the Company has had no difficulty renewing these license arrangements in the past and obtaining new licenses, there can be no assurance that the Company will be able to do so in the future. The loss of any one group of licenses or any master license may have a material adverse effect on the Company’s financial conditions and results of operations.

Competition.    The principal competitive factors affecting the market for the Company’s products include product functionality, performance, quality, reliability, delivery, price, compatibility and conformance with customer and licensor standards. Several of the Company’s existing and potential competitors are larger than the Company and may have substantially greater financial, sourcing and other resources than does the Company. In addition, the Company may in the future face competition from new entrants in its markets and there can be no assurance that these competitors will not offer better price points for competitive products or offer better terms to the Company’s customers than those offered by the Company to obtain greater market share or cause the Company to lower prices for its products, any of which could harm the Company’s business.

Dependence Upon Key Personnel.    The Company depends to a significant degree on the continued contribution of key executive management and key operations and sales management. The loss of the services of one or more key executive or senior management could have a material adverse effect on the Company. The Company’s success also depends on its ability to attract and retain additional highly qualified management personnel to meet the needs of future expansion. Competition for these individuals is intense and they are often subject to offers from competing employers, some of whom may be better able to offer more lucrative compensation incentives than those offered by the Company. Although most of the Company’s key employees have been with the Company for an extended period of time, there can be no assurance that the Company will be able to retain its key employees, or that it will be able to attract or retain additional skilled personnel as needed. The Company does not currently maintain key person insurance on any employee. The senior operational, finance and sales management personnel are under employment contracts. The Company’s key executive management, senior operational, finance and sales management personnel have entered into written employment contracts with the Company.

Dependence On Non-U.S. Suppliers.    The Company sources most of its products in the Far East, the Caribbean and Mexico. Although the majority of the products used by the Company are available from multiple sources, any disruption in availability of products and services from these foreign suppliers could lead to significant increases in the Company’s product costs, which could make the Company’s products less competitive and have a negative impact on our financial condition and results of operations. Identifying alternative suppliers and entering into new supply arrangements may be difficult and time consuming as new suppliers would be required to satisfy our quality, price and delivery standards. There can be no assurance that there will not be a significant disruption in the supply of products in the future, or in the event of such disruption, that the Company will be able to locate alternative suppliers that are able to satisfy our quality, price and delivery standards. An interruption in the supply of components used in the manufacture of the Company’s products could have a negative impact on the Company’s business, financial condition and results of operations.

Dependence Upon Key Customers.    Historically, the Company’s customer base has been comprised primarily of national and regional mass merchandise and specialty retailers. During the past two years the Company has made a concerted effort to expand its customer base, particularly with the acquisition of CMJ Ventures, Inc. (“CMJ”), which sells to over five hundred specialty retailers, and the introduction of major product lines and distribution channels, such as its Motor Sports Division, which sells to a dealer network of approximately 6,000 auto dealers. As a result of this effort the Company has developed a large, diverse, and distinguished customer base of traditional retailers, ranging from national as well as large regional chains, specialty retailers, corporate accounts, college book stores, motor sports, souvenir, golf and gift shops. If the Company is unable to sustain this expansion of its customer base or if it is unable to maintain its customer base it could have a negative impact on its financial condition and results of operations.

Possible Need For Additional Financing/Capital.    The Company is highly leveraged. Based upon the Company’s current level of operations and anticipated growth, the Company believes that cash flows from operations, together with its working capital facility, will be sufficient to enable the Company to satisfy anticipated cash flow requirements for operating, investment and financing activities, including debt service. However, with the Company’s expected expansion and additional acquisitions, the Company could be required to obtain additional financing and/or capital, by private placement or in the public markets, to satisfy its requirements. There can be no assurance that such alternatives would be available to the Company at all or on terms reasonably acceptable to the board of directors. If we cannot obtain adequate funds on acceptable terms or at all, we may not be able to take advantage of market opportunities, develop or enhance new products, pursue acquisitions that would complement our existing product offerings, execute our business plan or otherwise respond to competitive pressures or unanticipated requirements.

Limited Trading Market For Common Stock.    The common stock is quoted on the National Association of Securities Dealers’ OTC Bulletin Board. There may be a limited trading market for the common stock.

Volatility Of Common Stock’s Market Price.    The market price of the common stock is subject to, and will continue to be subject to, a variety of factors, including the business environment, including the operating results of companies in the industries we serve; future announcements concerning the Company’s business or that of its competitors or customers; the introduction of new products or changes in product pricing policies by the

Company or its competitors; litigation matters; changes in analysts’ earnings statements; developments in the financial markets; quarterly operating results; and perceived dilution from stock issuances for acquisitions and other transactions. Furthermore, stock prices for many companies fluctuate for reasons that may be unrelated to their operating results. Those fluctuations and general economic, political and market conditions, such as recessions, terrorist actions or other military actions, or international currency fluctuations, as well as public perception of equity values of publicly traded companies may adversely affect the market price of our common stock.

Concentration Of Stock Ownership.    The Company’s officers and directors and their affiliates directly and beneficially own a controlling interest in the issued and outstanding shares of the Company’s common stock. If these officers and directors were to vote in unison, together they have the ability to control the election of the Company’s directors and other corporate actions requiring stockholder approval.

Additional Shares.    The Board of Directors has the authority to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and certain documents incorporated by reference in this prospectus contain forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about marketing and commercialization of the Company’s products under development; its estimates regarding our capital requirements and its needs for additional financing; plans for future products and services and for enhancements of existing products and services; its ability to attract customers and market its products; its intellectual property; its ability to establish relationships with suppliers and distributors for its products; plans for future acquisitions and for the integration of recent acquisitions; and sources of revenues and anticipated revenues, including the contribution from the growth of new products and markets.

In some cases, you can identify forward-looking statements by terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “predict,” “potential,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect the Company’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The Company may discuss many of these risks in this Prospectus in greater detail under the heading “Risk Factors.” Also, these forward-looking statements represent the Company’s estimates and assumptions only as of the date of this Prospectus.

USE OF PROCEEDS

All net proceeds from the sale of the common stock covered by this Prospectus will go to the selling stockholders. The Company will not receive any proceeds from the sale of the common stock in this offering. The Company did, however, receive proceeds from the sale of the common stock and the warrants to selling stockholders and many receive proceeds from the exercise of the warrants by the Equity Group. If all of the warrants were exercised with cash, instead of with the cashless exercise feature, the Company would receive proceeds of $421,875. These proceeds would be used for general corporate purposes, including working capital and potential acquisitions.

DETERMINATION OF OFFERING PRICE

The prices at which the shares of common stock may actually be sold will be determined by the prevailing public market price for the shares or by negotiations in private transactions.

DIVIDEND POLICY

It is the Company’s present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, earnings, financial condition, capital requirements and other factors that the Board of Directors may think are relevant. The Company does not contemplate or anticipate paying any dividends on the common stock in the foreseeable future.

ISSUANCE OF SECURITIES TO THE SELLING STOCKHOLDERS

Of the shares of common stock offered in this Prospectus, 700,000 have been issued pursuant to a Securities Purchase Agreement dated July 9, 2003 and 350,000 may be issued pursuant to warrants dated July 9, 2003 as follows: (i) Mainfield Enterprises Inc. purchased from the Company 250,000 shares of common stock and a warrant to purchase 125,000 shares of common stock; (ii) Smithfield Fiduciary LLC purchased from the Company 250,000 shares of common stock and a warrant to purchase 125,000 shares of common stock; (iii) Shoulda Partners, L.P. purchased from the Company 50,000 shares of common stock and a warrant to purchase 25,000 shares of common stock; (iv) OTAPE Investments, LLC purchased from the Company 150,000 shares of common stock and a warrant to purchase 75,000 shares of common stock. In connection with this transaction, the Company also issued 50,000 shares to each of Triad Capital LLC and Elliot Smith.

The warrants are exercisable, in whole or in part, at any time at $1.125 per share of common stock. The terms of the warrants expire on July 9, 2008. Payment for shares upon exercise of the warrants can be made in cash or by a cashless exercise, in which a net number of shares is issued after deduction of shares with fair market value equal to the exercise price. The Company may force the exercise of the warrants upon the satisfaction of certain conditions, including the maintenance of a market price for the common stock of at least $1.97 per share for ten consecutive trading days. The number of shares of common stock that can be purchased under the warrants are convertible will be adjusted in the event of any stock dividend, stock split, stock combination or other similar transaction.

SELLING STOCKHOLDERS

The table below sets forth ownership information regarding the selling stockholders. For purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges are deemed outstanding for the purposes of computing the percentage of outstanding securities owned by the selling stockholders. Unless otherwise indicated, the selling stockholders have the sole power to direct the voting and investment over the shares owned by them.

Equity Group	Number of Shares Owned Prior to Offering	Percent Owned Prior to Offering	Number of Shares Being Offered (1)	Number of Shares Owned After Offering (1)	Percent Owned After Offering (1)
Mainfield Enterprises Inc.	375,000	*	375,000	0	0
Smithfield Fiduciary LLC	375,000	*	375,000	0	0
OTAPE Investments, LLC	225,000	*	225,000	0	0
Shoulda Partners, L.P.	75,000	*	75,000	0	0
Triad Capital LLC	50,000	*	50,000	0	0
Elliot Smith	50,000	*	50,000	0	0

*	Less than one percent.
(1)	Assumes that all the warrants are exercised in full and all shares of common stock held and to be held by the selling stockholders being offered under this Prospectus are sold, and that no one of the selling stockholders acquire any additional shares of common stock before the completion of this offering. The Company’s registration of the shares of common stock does not necessarily mean that any one of the selling stockholders will sell all or any of the shares.

This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL PROCEEDINGS

The Company has pending various minor legal actions arising in the normal course of business. Management does not believe that such legal actions, individually or in the aggregate, will have a material impact on the Company’s business, financial condition or operating results.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name, age, positions, and offices or employments for the past five years as of July 31, 2003, for our executive officers and directors. Members of the board are elected and serve for one year terms or until their successors are elected and qualify. All of the officers serve at the discretion of the Board of Directors of the Company.

Name	Age	Position
Dan F. Cooke	54	Director, Chairman and Chief Executive Officer
William B. Hensley III	53	Director, President and Chief Operating Officer
Charles L. Thompson	51	Executive Vice President, Chief Financial Officer and Chief Accounting Officer
David C. Gleason	42	Executive Vice President of Operations
Salvatore Geraci	56	Director
Ronald J. Metz	44	Director
G. Michael Cross	54	Director

Dan F. Cooke, Chairman and Chief Executive Officer.    Mr. Cooke has served as Chairman of the Board of the Company since February 2002, and as Chief Executive Officer since September 2002. Between 1989 and 1997, respectively, and 2001, Mr. Cooke was a principal owner and executive officer of Blue Sky and Next Marketing.

William B. Hensley III, President and Chief Operating Officer.    Mr. Hensley has served as a Director of the Company and as its Chief Operating Officer since February 2002 and as President of the Company since September 2002. Between 1989 and 1997, respectively, and 2001, Mr. Hensley was a principal owner and executive officer of Blue Sky and Next Marketing.

Charles L. Thompson, Executive Vice President, Chief Financial Officer and Chief Accounting Officer.    Since February 2002, Mr. Thompson has served as an Executive Vice President and as the Company’s Chief Financial Officer and Chief Accounting Officer. During 2001 and 2002, Mr. Thompson served as Vice President—Finance and Business Development of Ameris Health Systems, an operator of six hospitals. From 1997 to 2000, Mr. Thompson served Vice President/Chief Financial Officer of Great Smokies Diagnostics Laboratory. Mr. Thompson is also the principal owner and President of RAE & Company, a financial consulting firm.

David Gleason, Executive Vice President Operations.    Mr. Gleason has been Vice President of Operations of the Company and its predecessor since January 30, 1997.

Salvatore Geraci.    Mr. Geraci has been a Director of the Company since February 2002. Since 1987, Mr. Geraci has been a principal of Evergreen Management, Inc., a provider of tax, estate, retirement and investment planning. Mr. Geraci also serves as an adjunct professor of accounting and finance at the University of Tennessee at Chattanooga.

Ronald J. Metz.    Mr. Metz has been a Director of the Company since February 2002. Since 1987, Mr. Metz has been a named senior partner with the accounting firm of Bucheri McCarty & Metz LLP.

G. Michael Cross.    Mr. Cross has been a Director of the Company since February 2002. Since August 2002, Mr. Cross has served as an investor consultant at Van Hedge Fund Advisors International, Inc. From 2000 to 2002 Mr. Cross was the director of business development for Wealth Port, Inc., an internet financial services company. From 1997 to 1999 Mr. Cross was a business consultant for CAO, LLC, a regional consulting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of the Company’s outstanding classes of stock based on ownership information reported by the stockholders as of December 31, 2002, and on the number of shares outstanding as of July 14, 2003 by each person known by the Company to own beneficially more than 5% of each class, by each of the Company’s directors and executive officers and by all officers and directors as a group. Unless otherwise indicated below, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock except to the extent that authority is shared by spouses under applicable law. All shares are held directly.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Percentage Owned
Dan F. Cooke (a)	3,000,000	23.62%

The William B. III and Cindy S. Hensley Family Limited Partnership (b)	3,000,000	23.62%

Sean and Lisa Garber (c)	1,260,000	9.92%

Charles L. Thompson (d)	750,000	5.90%

David C. Gleason	0	0%

Salvatore Geraci	0	0%

Ronald J. Metz	0	0%

G. Michael Cross	0	0%

All officers and Directors as a group	8,010,000	63.07%

(a)	Based on an amended schedule 13D filed pursuant to the Exchange Act which indicates that Mr. Cooke has sole voting and dispositive power of all of those shares. Mr. Cooke is the Chairman of the Board, the Chief Executive Officer of the Company and a director on the Company’s board of directors. Mr. Cooke’s address is c/o Next Inc 7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee, 37421.
(b)	Based on a holdings report on Form 13D filed pursuant to the Exchange Act which indicates that The William B. Hensley III and Cindy S. Hensley Family Limited Partnership (the “Hensley Partnership”) has sole voting and dispositive power of all of those shares. The Hensley Partnership is controlled by William B Hensley III, the Company’s President and Chief Operating Officer and a director on the Company’s board of directors. The address of the Hensley Partnership is c/o Next Marketing, Inc., 1295 Vernon Street, Wabash, Indiana, 46992.
(c)	Based on an amended schedule 13D filed pursuant to the Exchange Act which indicates that Sean and Lisa Garber have sole voting and dispositive power of all of those shares. Sean Garber is a former principal of CMJ Ventures, Inc., one of the Company’s operating subsidiaries. The address of Sean and Lisa Garber is 3600 Chamberlain Lane, Suite 826, Louisville, Kentucky 40241.
(d)	Based on a holdings report on Form 13D filed pursuant to the Exchange Act which indicates that RAE & Company has sole voting and dispositive power of all of those shares. The shares of RAE & Company were transferred in April of 2003 to Charles L. Thompson, the owner and president of RAE & Company. Mr. Thompson is the Company’s Executive Vice President, Chief Financial Officer and Chief Accounting Officer. The address of Mr. Thompson is c/o Next Inc 7625 Hamilton Park Drive, Suite 12, Chattanooga, Tennessee, 37421

DESCRIPTION OF SECURITIES

The Company has 50,000,000 shares of authorized common stock of which 12,701,131 shares were issued and outstanding as of July 14, 2003. All shares of common stock have equal voting, liquidation, and dividend rights.

All shares of common stock now outstanding are fully paid for and non-assessable.

The common stock is quoted on the OTCBB under the symbol NXTI.OB but it is not listed on a national securities exchange.

The holders of outstanding shares of the Company’s common stock are entitled to receive dividends out of legally available funds at such times and in such amounts as the board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of our common stock held on all matters submitted to a vote of stockholders. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon a liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

MARKET FOR COMMON STOCK

The common stock is traded on the OTC Bulletin Board. The following table sets forth the high and low bid prices of the Company’s common stock for the periods indicated, as reported by published sources. The prices reflect inter-deal prices without retail mark-up, mark-down or commission and may not represent actual transactions.

	Low	High
2003 Fiscal Year
First Quarter	$0.12	$0.75
Second Quarter	$0.12	$0.60
Third Quarter (through July 28, 2003)	$0.46	$1.45

2002 Fiscal Year
First Quarter	$0.17	$0.35
Second Quarter	$0.17	$0.75
Third Quarter	$0.19	$0.51
Fourth Quarter	$0.12	$0.20

2001 Fiscal Year (a)
November 30, 2000	$0.54	$0.54
February 28, 2001	$0.60	$0.48
May 31, 2001	$1.80	$1.80
August 31, 2001	$0.61	$0.61

(a)	Information for fiscal year 2001 is presented for the prior year end which was August 31. Therefore, the per share price presented above reflects quarters that represent periods different than the Company’s current quarters. These share prices have also been adjusted to reflect the 1 for 12 reverse stock split effected on July 2, 2001. As a result, these prices may not accurately reflect the true value of the shares on these dates.

As of August 1, 2003, there were 961 holders of record of our common stock. We have never declared a cash dividend on our common stock and our Board of Directors does not anticipate that we will pay cash dividends in the foreseeable future.

COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believes to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

A corporation also shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article Sixth of the Company’s Amended and Restated Certificate of Incorporation states that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended, shall indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities and other matters referred to in or covered by such section and further that the indemnification provided in such Certificate of Incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and therefore unenforceable.

DESCRIPTION OF BUSINESS

Organization and Business.    The Company was formed in the State of Delaware on January 2, 1987. Pursuant to a reorganization in 2002, it is the parent company of three operating wholly owned subsidiaries: (i) Next Marketing Inc., a Delaware corporation (“Next Marketing”), (ii) Blue Sky Graphics, Inc., a Delaware corporation (“Blue Sky”), and (iii) CMJ Ventures, Inc., a Florida corporation (“CMJ”). The Company is a creative and innovative sales and marketing organization that designs, develops, markets and distributes licensed and branded promotional products and imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs.

The Company’s management (“Management”) believes that there are substantial growth opportunities in the promotional products and imprinted sportswear industries. Management believes that the Company is well positioned to take advantage of the growth opportunities in the marketplace. Management believes that Company has an excellent reputation in the marketplace as a result of its ability to provide quality products and services, on-time delivery, at competitive prices. In recent years, licensed imprinted sportswear has become very popular. Licensing agreements are available for branded products and services, professional sports teams, and many other promotional areas. According to the 26th annual licensing industry survey published in The Licensing Letter, a publication of EPM Communications in New York, sales of the sports licensing sector increased by 8% during the year ended December 31, 2002, to $11.3 billion. To maximize its potential, the Company has, over the past two years, significantly expanded its license program to include the following:

•	The Company has accumulated about 200 licenses and agreements to distribute its College Wear USA™ line for every major college and university;

•	The Company has entered into licensing agreements with Chevy®, Pontiac®, Dodge®, GMC® and Ford® to utilize their respective “branded” logos for the RPM Sports USA™ Motor Sports line, targeting the automotive dealership network consisting of approximately 6,000 auto dealers, and the NASCAR market, the largest spectator sport in the nation;

•	The Company’s proprietary designs include American Biker™, American Wildlife™, Ragtops Sportswear™ and; Cadre Athletic™ among others;

•	The Company has acquired the exclusive license for distribution of the Kentucky Derby products;

•	The Company has major licenses through a teaming agreement with Corona®, Miller®, Mike’s Hard Lemonade® to utilize their “branded” logos for the “Beer Wear USA”™ product line.

The Company is continuously reviewing additional licensing programs and proprietary designs to further expand its licensing program and proprietary design portfolio.

Operations.    The Company is one of the dominant companies in the highly fragmented licensed promotional products and imprinted sportswear industries. The Company has implemented its strategy of “The Total Solution Company” to meet its customers’ key requirements including: art design and development, manufacturing (for imprinted sportswear), sourcing (for distributed products), warehousing and fulfillment. We believe that the following strengths, among others, have contributed to our past success and may provide us with a distinctive ongoing competitive advantage:

•	Best quality with the lowest cost providers of imprinted sportswear in the United States. Imprinted sportswear is produced both domestically and offshore. For large runs with long lead times, it is economically advantageous to produce the imprinted sportswear in countries where the cost of labor is lower than in the United States. Management believes that the Company does an excellent job of cost effectively sourcing its products from international suppliers in the Far East, Mexico and the Caribbean. The Company’s low cost operations facility in Wabash, Indiana, was set-up specifically to handle situations where it is not practical to produce imprinted sportswear offshore such as (a) for customized imprinted sportswear that due to the uniqueness of the product, is not suited for the standardized long runs of offshore production (b) to meet requirements for “hot markets” reorders of just in time inventory such as for major sporting events, and (c) where demand exceeds forecasts leading to the need for quick replenishment orders. This facility has the capability to produce both imprinted and embroidered products and was organized by industry experts incorporating a sophisticated inventory management system with emphasis on automation of the manufacturing process effort, to minimize costs, cycle time and waste. The Wabash facility substantially reduces our reliance on outside sourcing, enabling us to reduce costs, shorten delivery time and enhance quality control of our products.

•

Excellent Design and Merchandising Staff.    We believe that licensed branded products are an established and significant growth category within our industry. The ability to deliver unique product offerings on a timely basis is key to the future success and expansion of our branded licensed revenue. The Company believes that it possesses one of the most creative and innovative design, merchandising and product development capabilities within the industry. The Company’s design and merchandising staff determines, in partnership with our customers, the product strategy and is responsible for creating innovative products for our branded license and proprietary products lines. Management believes that this partnership provides stability in the design environment, consistency in our product variety, offers the customers flexibility in their product selection and timeliness of product delivery. The Company has been successful in significantly reducing the time requirements needed for the design, sourcing and delivery of products to substantially less that industry norm. This enables us to provide a wide variety of products with greater acceptability in the marketplace within a reduced lead time. Our partnerships with key suppliers further enhance our ability to develop and deliver our distinctive and innovative products quicker.

•	Upscale brand identity. The Company offers a style of products that are built on quality and strong imagery. Our marketing themes revolve around college and university brands, motor sports, golf, tennis, outdoor lifestyle, motorcycle biking, fishing, water sports, and other leisure pursuits designed to appeal to many of our target customers. We reinforce our upscale brand image at the retail level with specialized planograms and displays that present our lines as distinctive collections. The Company’s target is an upscale consumer in casual settings, college and sporting activities, or relaxed weekend environments. We believe that our consumers are seeking a refined level of product quality and distinctiveness, and our designs, manufacturing standards and marketing are structured accordingly.

Information Systems.    We employ a fully integrated, real-time management information system that is specifically designed for our industry. The system includes important features such as manufacturing resource requirements planning, production scheduling, detailed product tracking, standard cost system planning and control, and detailed perpetual inventory systems. As original purchases are tracked through various factory production phases by our production personnel, sales are tracked by our merchandisers in order to compare purchases against availability, thereby allowing us to react quickly to changes and trends. Our product development team utilizes sophisticated computer-aided design software to meet their design, collaboration and specification customer requirements. We also have a remote-order entry system for our sales force, allowing them to monitor and establish sales plans and communicate order specifics. Customer service personnel receive this uploaded information daily and have real-time access to inventory availability.

This comprehensive information system serves users in each of our operating areas, and is also used to create costing models, specification sheets and production scheduling. The manufacturing module integrates with the general ledger accounting and financial module. Our information system also provides detailed product gross margin information that assists us in managing product profitability. During fiscal 2002, we continued to expand the relational database capabilities of our management information system to allow us to create specialized management reports and access critical decision support data.

Competition.    The promotional products and imprinted sportswear industry is highly competitive. Dun and Bradstreet estimates that there are over 19,000 promotional product companies in North America. According to Promotional Products Association International, the top 40 companies’ sales represented $3.2 billion or less than one-fifth of the industry’s total sales of $17.9 billion in 2000. Our primary distribution channels are highly fragmented with substantial competition from other distributors of promotional products. We believe that our ability to compete effectively is based primarily on product differentiation, product quality, production flexibility and distribution capabilities, all of which Management believes enhance the Company’s brand. However, many of our competitors may be significantly larger and more diversified than we are and have substantially greater resources available for developing and marketing their products.

Customer Base.    During the past two years the Company has made a concerted effort to expand its customer base. As a result of this effort the Company has developed a large, diverse, and distinguished customer base of traditional retailers, ranging from national as well as large regional chains, specialty retailers, corporate accounts, college book stores, motor sports, souvenir and gift shops, and golf shops. The Company believes that its customer diversification and expansion program will be evident in the fiscal year 2003 and beyond. We are of the opinion that the Company has an excellent reputation in the marketplace, and that it is recognized for innovative and creative artwork, quality products and services, and on-time delivery. The following represent a cross section of the Company’s larger customers segregated by distribution channel:

National Retail Merchants:  Goody’s, Kohl’s, Sears, K-Mart, Wal Mart, Dillard’s

Specialty Retailers:  Cracker Barrel, Tractor Supply Corporation, Paradies, W. H. Smith

Sporting Goods Chains:  Sports Authority, Bass Pro Shops, MC Sports, Gart’s, Galyans, Bob’s

Corporate Accounts and College Book Stores: General Electric, Alpine, Superior Essex, Nebraska Book Company

Food & Drug Chains:  Kroger’s, Mini Mart, Stay Mart

Motor Sports:  Dodge, Pontiac, Chevy, GMC, dealer networks (approximately 6,000 dealers), and the NASCAR market, the largest spectator sport in the nation, Motorcycle Dealers, Gift Shops

Growth Strategy.    The industries in which the Company competes are highly fragmented with no one or group of companies holding a dominant market share. Given this, Management believes that there are significant growth opportunities available to the Company as follows:

Expansion of the Company’s Licensed Imprinted Sportswear Business.    In recent years, licensed imprinted sportswear has become very popular. Licensing agreements are available for branded products and services, amateur and professional sports teams, and many other promotional areas. According to the 26th annual licensing industry survey published in The Licensing Letter, a publication of EPM Communications in New York, sales of the sports licensing sector increased by 8% during the year ended December 31, 2002, to $11.3 billion. Over the past two years the Company has significantly expanded its license program.

E-Commerce.    Recently, the Company has expanded its business to include e-commerce web sites through which some of the Company’s most popular licensed products are marketed. The Company has been successful in establishing itself as a premier supplier under various e-commerce web sites, currently the most significant are www.collegewearusa.com™; www.rpmsportsusa.com™; and www.americanbiker.net™. The Company plans on establishing additional e-commerce web sites as other product lines (i.e. www.beerwearusa.com™ (functional in the near future) promoting the Beer Wear USA ™ product line) are established.

Increased Marketing of the Company’s Proprietary Designs.    The Company has developed several proprietary designs that Management believes will increase its penetration into existing customer base and broaden its product offering to new accounts. The proprietary designs cover a broad spectrum of themes such as: American Wildlife® (outdoor activities), American Classic® (golf and automotive), American Biker® (motorcycles), and Cadre Athletic® (college and athletics), among others.

Industry.    The Company operates in two interrelated industries—the promotional products and imprinted sportswear industries:

Promotional Products Industry.    The promotional products industry is estimated to generate approximately $17.9 billion on revenue on an annual basis. It is a rapidly growing industry that has more than tripled in size over the last ten years. The industry is highly fragmented consisting mainly of smaller privately held companies with no dominant positions. According to the 26th annual licensing industry survey published in the Licensing Letter, a publication of EPM Communications in New York, sales of the sports related sector increased by eight percent during the year ended December 31, 2002, to $11.3 billion. Management believes that it has developed a strong base of licenses and customers from which to build upon and an excellent reputation in the marketplace. The promotional products industry is a niche industry that is comprised of thousands of companies that distribute products bearing designs, logos, names, or catchy phrases. Examples of the products distributed by the companies in the industry include: imprinted sportswear, key chains, coffee mugs, pens, golf balls, mouse pads, clocks, etc. It is estimated that 30% or just over $5 billion of all promotional products sold are imprinted sportswear (wearables) products making imprinted sportswear, by far, the number one selling product of all promotional products sold.

According to Promotional Products Association International (PPAI), a trade organization for the promotional products industry, the industry has experienced exceptional growth over the last ten years growing in sales from $5.0 billion in 1990 to $17.9 billion in 2000. Dun and Bradstreet estimates that there are over 19,000 promotional product companies in North America. According to Promotional Products Association International, the top 40 companies’ sales represented $3.2 billion or less than one-fifth of the industry’s total sales of $17.9 billion in 2000.

Imprinted Sportswear Industry.    The imprinted sportswear industry is a niche industry that entails value added embellishment (embroidering or screen-printing) of products. The items that are imprinted include: headwear, polo shirts, long-sleeve shirts, fleece wear, shorts, jackets, beach towels, souvenir blankets and t-shirts. The imprinted sportswear is sold primarily through traditional and specialty retailers ranging from the large national and regional chains to sporting goods stores, casinos, golf and tennis pro shops, souvenir shops and sports stadiums.

Trends.    A significant trend taking place is the evolving requirements of the Company’s customers to have suppliers provide enhanced value-added services to them. A primary attribute that customers are seeking is the company’s ability to be a “one-stop shop” for all products requirements. In effect, they are now looking to their suppliers to provide enhanced value-added services: design and graphic capabilities, fulfillment and warehousing, company store planning and execution and on-line purchasing. The corporate sales market is comprised primarily of corporations that purchase imprinted sportswear bearing the corporation’s logo, name, or a theme.

Suppliers.    The Company sources most of its products in the Far East, the Caribbean and Mexico. The majority of the products used by the Company are available from multiple sources. However, any disruption of these foreign suppliers could lead to significant increases in the Company’s product costs, which could make the Company’s products less competitive and result in lower gross margin. Alternative suppliers are currently available to the Company.

Employees.    As of July 29, 2003, the Company had one hundred twenty-two employees. We consider our relations with our employees to be satisfactory.

Acquisitions and Name Change.    On February 1, 2002, the Company acquired Next Marketing and Blue Sky pursuant to an Exchange Agreement (the “Exchange”). Effective June 1, 2002 the Company consummated a merger and acquired CMJ pursuant to an Agreement and Plan of Merger. The Exchange Agreement and the Agreement and Plan of Merger are incorporated into this report by reference. The Company changed its name to Next, Inc on December 27, 2002.

On August 4, 2003, the Company announced that it had completed the acquisition of Lil’ Fan and affiliates, a privately held sales and marketing company. The specific terms of the transaction have not been finalized.

The Company plans to grow through selective strategic mergers and acquisitions. Management believes that there are a number of quality merger candidates that will enable it to expand and diversify its presence in the marketplace. The Company’s key acquisition criteria include: proven historical success, diverse customer base, and companies that possess a reputation for quality in the marketplace.

MANAGEMENTS DISCUSSION AND ANALYSIS

You should read this section together with our condensed consolidated financial statements and related notes thereto included elsewhere in this report. In addition to the historical information contained herein, this report contains forward-looking statements that involve risks and uncertainties. Forward-looking statements are not based on historical information but relate to future operations, strategies, financial results or other developments. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. Certain statements contained in this prospectus, including, without limitation, statements containing the words “believe”, “anticipate, “estimate”, “expect”, “are of the opinion that” and words of similar import, constitute “forward-looking statements.” You should not place any undue reliance on these forward-looking statements.

You should be aware that our actual growth and results could differ materially from those contained in the forward-looking statements due to a number of factors, which include, but are not limited to the following: the risks and uncertainties set forth below; economic and business conditions specific to the promotional products and imprinted sportswear industry; competition and the pricing and mix of products offered by us and our competitors; style changes and product acceptance; relations with and performance of suppliers; our ability to control costs and expenses; carry out successful designs and effectively communicate with our customers and to penetrate their chosen distribution channels; access to capital; foreign currency risks; risks associated with our entry into new markets or distribution channels; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; maintaining satisfactory relationships with our banking partners; political and trade relations; the overall level of consumer spending; global economic conditions and additional threatened terrorist attacks and responses thereto, including war. There may be other factors not mentioned above or included elsewhere in this report that may cause actual results to differ materially from any forward-looking information. You should not place undue reliance on these forward-looking statements. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by applicable securities laws.

For the three-month and six-month periods ended May 31, 2003:

Results of Operations

The following table sets forth certain items in the Company’s condensed consolidated statement of operations for the three and six months ended May 31, 2002 and 2003.

	Three Months Ended May 31,		Six Months Ended May 31,
	2002	2003	2002	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$2,177,383	$5,131,944	$4,160,427	$8,837,254
Cost of sales	1,630,085	3,706,289	3,118,630	6,208,827

Gross profit	547,298	1,425,655	1,041,797	2,628,427

Operating and Other Expenses:
General and administrative	290,836	458,594	675,551	1,027,554
Royalty and commission expense	65,472	371,420	220,512	756,662
Corporate expenses	106,068	235,058	412,068	426,961
Interest expense	84,348	117,401	158,187	226,652
Other (income) expense	(5,725)	5,619	(24,809)	5017

Total operating and other expense	540,999	1,188,092	1,441,509	2,442,846

Income (loss) before income taxes	6,299	237,563	(399,712)	185,581
Provision (benefit) of income taxes	7,013	94,165	(179,485)	75,320

Net income (loss)	$(714)	$143,398	$(220,227)	$110,261

Net Sales

Net sales increased 135.7% to $5,131,944 for the three months ended May 31, 2003 from $2,177,383 for the three months ended May 31, 2002. Net sales also increased 112.4% to $8,837,254 for the six months ended May 31, 2003 from $4,160,427 for the six months ended May 31, 2002. This growth in sales is primarily attributable to (a) the inclusion of CMJ sales (b) expansion of the Next Marketing customer base of new national retail merchants (c) the successful introduction of E-Commerce sales and (d) expansion of Motor Sports sales. Management believes that future sales growth will continue primarily through the diversification and expansion of the Company’s customer base and its expanded product offerings.

Cost of Sales

Cost of sales was 72.2% of the Company’s sales for the three months ended May 31, 2003 compared to 74.9% for the three months ended May 31, 2002. Cost of sales were 70.3% for the six months ended May 31, 2003 compared to 75.0% for the six months ended May 31, 2002. This reduction in cost as a percentage of sales resulted primarily from lower unit cost incurred by the Company for raw materials, combined with the favorable product mix of sales, and production efficiencies due to higher unit output results in lower unit overhead cost.

Expenses included in cost of sales were primarily raw materials, labor, shipping supplies, and the depreciation of both the Company’s principal manufacturing facility in Indiana and its equipment.

Operating and Other Expenses

General and administrative expenses were $458,594 (8.9% of sales) for the three months ended May 31, 2003 compared to $290,836 (13.4% of sales) for the three months ended May 31, 2002. The majority of the increase in expenses was primarily due to general and administrative expenses for CMJ for the three months ended May 31, 2003, which were $106,786 (2.1% of sales) compared to no expenses for the three months ended May 31, 2002. General and administrative expenses were $1,027,554 (11.6% of sales) for the six months ended May 31, 2003 compared to $675,551 (16.2%) for the six months ended May 31, 2002. The increase in general and administrative expenses for the six-months ended May 31, 2003 related to CMJ was $243,897 (2.8% of sales), which was not in the six months ended, May 31, 2002.

Royalty and commission expenses were $371,420 (7.2% of sales) for the three months ended May 31, 2003 compared to $65,472 (3.0% of sales) for the three months ended May 31, 2002. Royalty and commission expenses were $756,662 (8.6% of sales) for the six months ended May 31, 2003 compared to $220,512 (5.3% of sales) for the six months ended May 31, 2002. The increase in royalty expense was directly related to sales increase and sales mix with higher royalty expense percentages which is one of the Company’s primary sales and marketing expansion strategy. Commissions increased as a greater percentage of sales due to an increase in sales generated by outside sales representatives.

To effectively implement its growth and acquisition plan, along with enabling the Company to meet its expanded public reporting requirements, the Company finalized the initial implementation of its information system and expanded its corporate capabilities. Total expenses incurred by the Company for such internal and outside professional services for the three months ended May 31, 2003 and 2002 were $235,058 and $106,068, respectively. The increase in the three-month period related to increased banking fees, audit fees, and salaries for two corporate officers who did not take salaries in the prior year. Corporate expenses were $426,961 for the six months ended May 31, 2003 compared to $412,068 for the six months ended May 31, 2002.

Interest expense relates to the Company’s short and long-term debt. Interest expense was $117,401 for the three months ended May 31, 2003 compared to $84,348 for the three months ended May 31, 2002. The primary reason for the increased interest expense was an increase of approximately $1,582,256 in additional short and long debt to finance the company’s expansion.

The provision for income taxes for the three months ended May 31, 2003 was $94,165, which is attributable to the Company’s year-to-date net operating profit adjusted by book and income tax recognition of temporary differences. Provision for income taxes for the three-month period ended May 31, 2002 was $7,013, which was lower related to the pre-tax income and recognition of book and tax temporary differences.

Financial Position, Capital Resources, and Liquidity—May 31, 2003 and November 30, 2002:

At May 31, 2003 working capital was $1,887,740 representing a decrease of $4,081,045 from working capital at November 30, 2002 of $5,968,785. This decrease in working capital was primarily due to increase in short term debt of $4,599,208. The maturity date of the Company’s revolving credit line is March 31, 2004; therefore, the revolving credit line has been reclassified from long term to short term as of May 31, 2003. The Company is in process of negotiating a new revolving credit facility.

Liquidity and Capital Resources

The Company has historically financed its operations through a combination of earnings and debt. The Company’s principal sources of debt financing are its revolving line of credit with AmSouth Bank and promissory notes issued by First Federal Bank. The AmSouth credit facility has a maximum limitation of $5,000,000 of which the Company as of May 31, 2003 has drawn upon $4,684,046. This credit facility matures on March 31, 2004 and is governed by various financial covenants. The First Federal Bank Promissory Notes consist of one principal loan in the amount of $3,000,000 payable in monthly installments of $26,000 of principal and interest and with a balloon payment of $2,647,805 due January 16, 2006.

The Company is presently in discussions with several lending institutions that have indicated a desire to replace and increase the Company’s current revolving credit facility. In addition, the Company believes that its relationship with its existing banks is such that they would be willing to extend their facilities beyond the due date if necessary. Should the Company fail to secure a new credit facility following maturity or default on any of its promissory notes, it would have a materially adverse effect on the Company’s liquidity and ability to finance operations.

The Company’s principal use of cash is for operating expenses, interest and principal payments on its long-term debt, working capital and capital expenditures. Cash used in operations for the six months ended May 31, 2003 was $702,560 as compared to $1,134,871 of cash provided by operations for the six months ended May 31, 2002. The decrease in cash used stemmed primarily from increased profitability.

Cash used for investing activities was $318,734 for the six months ended May 31, 2003 compared to $83,414 for the six months ended May 31, 2002. The Company’s investing activities during these periods was primarily the purchase of new equipment.

Net cash provided by financing activities was $1,073,710 for the six months ended May 31, 2003 compared to $1,204,987 used in financing activities for the six months ended May 31, 2002. This net decrease of $131,277 related to reduction in proceeds from the revolving credit facility that was partially offset by repayment of debt.

For the eleven months ended November 30, 2001 and the fiscal year ended November 30, 2002:

Results of Operations

The following table sets forth certain items in the Company’s consolidated statement of operations for the eleven months and the fiscal year ended November 30, 2001, and 2002, respectively. The fiscal year ended November 30, 2001 contains eleven months of operating results compared to twelve months for the fiscal year ended November 30, 2002. Therefore, the comparative analysis presented below may not be as meaningful as if the Company had reported the full twelve months of operations for both fiscal years. All references to 2002, are for the full fiscal year ended November 30, 2002. All references to 2001, are for the eleven months ended November 30, 2001. The results of operations for 2002 include the revenues of CMJ of $1,077,702 from June 1, 2002, (the date of its acquisition). All intercompany transactions have been eliminated from the date of acquisition. The Company had provided certain services and sold merchandise to CMJ in 2001 and 2002. Therefore, the Company’s revenue includes sales to CMJ in 2001 and 2002 of $ 694,000 and $984,000, respectively. The Company believes that had the acquisition of CMJ occurred at the beginning of 2001, the results of operations would have not been materially different than that reported herein (see NOTE 14 of the Notes to Consolidated Financial Statements contained elsewhere in this report). These statements should be read in conjunction with the audited financial statements of Next contained elsewhere in this Form 10-KSB.

	November 30,
	2001	2002
Net sales	$10,822,517	$12,451,436
Cost of sales	8,064,400	8,890,493

Gross profit	2,758,117	3,560,943

Operating and Other Expenses:
General and administrative expense	1,365,181	1,732,110
Royalty and commission expense	777,125	1,091,119
Corporate expense	—	701,863
Interest expense	339,492	358,196
Other income	(16,538)	(37,581)

Total operating and other expense	2,465,260	3,845,707

Income (loss) before income taxes	292,857	(284,764)
(Benefit) of income taxes	—	(201,759)

Net income (loss)	$292,857	$(83,005)

Net Sales

Net sales increased 15.1% to $12,451,436 for 2002 from $10,822,517 for 2001. The growth in sales is primarily attributable to increased sales from existing customers and four new customers resulting in a net increase of $900,000. CMJ customers from the date of acquisition generated an additional $700,000 of sales in 2002.

Cost of Sales

Cost of sales was $8,890,493 or 71.4% of the Company’s net sales for 2002 compared to $8,064,400 or 74.5% for 2001. Raw material cost was 44.4% of sales in 2002 as compared to 47.5% of sales in 2001, the decrease resulting from the Company’s sourcing its products primarily through suppliers in the Asian basin. These suppliers were able to offer the Company lower cost products of the same quality as its domestic suppliers.

Operating and Other Expenses

General and administrative expenses were $1,732,110 (13.9% of net sales) for 2002 compared to $1,365,181 (12.6% of net sales) for 2001. The increase in expenses primarily resulted from the operating cost incurred by CMJ since the date of acquisition ($301,000 or 2.4% of sales) and incremental expenses for additional sales and licensing personnel to further expand and diversify the Company’s customer base. Royalty fees associated with licensing agreements was 5.1% of sales in 2002 and 3.0% of sales in 2001. The increase in fees is the result of a higher percentage of our sales that are licensed products, which is the Company’s primary sales and marketing focus. Commission expenses were 3.6% of sales in 2002 and 4.0% in 2001, primarily due to internal sales, which requires no payment of commissions. Corporate expense is a new area of expense that the Company incurred in 2002 to effectively implement its growth and acquisition plan along with enabling the Company to meet its expanded public reporting requirements. The Company leased additional office space and hired a number of new full time personnel, and retained the services of additional legal, accounting, and investment professionals. While these actions have resulted in significant costs during the current period, the Company believes that such costs are necessary for the Company to implement its strategic plan of future growth and diversification. The Company has taken action to lessen and reduce its outside professional costs and expenses related to these activities.

Interest expense relates to the Company’s short and long-term debt. Interest expense was $358,196 for 2002, compared to $339,492 for 2001. The primary reason for the increase in interest expense was the increase in the average borrowings of the revolving credit facility, offset by a reduction in rates.

Benefit for Income Taxes

The Company recognized a tax benefit of $201,759 in 2002, which is attributable to the recognition of deferred tax assets arising from the Company’s year-to-date net operating loss adjusted for by book and income tax recognition temporary differences.

Financial Position, Capital Resources, and Liquidity—

At November 30, 2002, working capital was $5,968,785, representing an increase of $4.307,078 from working capital at November 30, 2001, of $1,661,707. This increase in working capital was primarily due to the extension of the Company’s working capital facility and the conversion of $2,835,230 of the Company’s short-term debt to long-term debt. (See NOTE 9 and NOTE 17- of the Notes to Consolidated Financial Statements contained elsewhere in this document).

Liquidity and Capital Resources

The Company has historically financed its operations through a combination of earnings and debt. The Company’s principal sources of debt financing are its revolving line of credit with AmSouth Bank and promissory notes issued by First Federal Bank. At November 30, 2002, the Company renegotiated its working capital facility with AmSouth as follows: (a) increased the facility by $1,300,000 to $5,000,000; and (b) extended its term to March 14, 2004. At November 30, 2002, $3,896,704 of the credit facility has been drawn upon. The AmSouth credit facility is governed by various financial covenants, all of which are in compliance as of the date of this report. In addition the agreement provides for monthly payment of interest at ½% over a nationally published prime rate (5% at November 30, 2002). On January 16, 2003, the Company refinanced certain of its notes payable to First Federal Savings Bank and Frances Slocum Bank aggregating $2,534,663 for an aggregate principal of $3,000,000 with First Federal Savings Bank (“New Note”). The net proceeds of the refinancing of approximately $425,745 were reinvested in the Company. The New Note bears interest at 6.5% and has a monthly payment of principal and interest of $26,000 with a balloon payment of $2,647,805 due on January 15, 2006. The total effect of refinancing, including the net proceeds reinvested in the Company, resulted in positive cash flow to the Company (see NOTE-9 and NOTE 17 of The Notes to Consolidated Financial Statements contained elsewhere in this document). The Company is constantly in discussions with other lending institutions to replace and increase the Company’s current credit facilities.

The Company’s principal use of cash is for operating expenses, interest and principal payments on its long-term debt, working capital and capital expenditures. Cash used in operations for 2002 was $991,608 as compared to $283,276 for 2001. The increase in cash used resulted primarily from increased working capital utilization due to increased volume, costs associated with its Exchange and other acquisitions and corporate expenses.

Cash used for investing activities was $597,487 for 2002, compared to $33,063 for 2001. The Company’s investing activities during these periods was primarily the purchase of new equipment and fees and expenses paid for its acquisitions.

Net cash provided by financing activities was $1,938,223 for 2002, compared to $340,558 for 2001. This net increase of $1,606,524 related to proceeds from bank loans that were offset by repayment of debt.

The following table represents the contractual commitments of the Company as of November 30, 2002:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Revolving Credit Facility	$3,896,704	$—	$3,896,704	$—	$—
Long-Term Debt	2,962,239	325,933	1,989,535	219,193	427,578
Capital Lease Obligations	190,646	93,024	92,512	5,110	—
Operating Leases	94,140	21,600	43,200	29,340	—

Total Contractual Cash Obligations	$7,143,729	$440,557	$6,021,951	$253,643	$427,578

Critical Accounting Policies and Estimates, and New Pronouncements

Our significant accounting policies are described in NOTE 2 to our financial statements for the fiscal year ended as of November 30, 2002—Basis of Presentation and Significant Accounting Policies of the Notes to our financial statements. Our discussion and analysis of financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of the financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate the estimates that we have made. These estimates have been based upon historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Allowance for doubtful accounts and returns.    The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments, which is included in bad debt expense. Management determines the adequacy of this allowance by regularly reviewing our accounts receivable aging and evaluating individual customer receivables, considering customers’ financial condition, credit history and current economic conditions. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Inventories.    Inventories, which are predominantly finished goods, are valued at the lower of cost or market, with cost determined using the first-in, first-out method. A detailed analysis of inventory is performed on a periodic basis throughout the year. If actual market conditions are less favorable than those projected by management, additional write downs may be required.

Impairment of long-lived assets.    The Company reviews the carrying values of its long-lived assets whenever events or changes in circumstances indicate that such carrying values may not be recoverable. Unforeseen events, changes in circumstances, market conditions, and changes in estimates of future cash flows could negatively affect the fair value of the Company’s assets and result in an impairment charge. Fair value is the amount at which the asset could be bought or sold in a current transaction between willing parties and may be estimated using a number of techniques, including quoted market prices or valuations by third parties, present value techniques based on estimates of cash flows, or multiples of earnings or revenues performance measures. The fair value of the asset could be different using different estimates and assumptions in these valuation techniques.

Intangible Assets Valuation

SFAS No. 142, “Goodwill and Other Intangible Assets” became effective for the Company during 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles such as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairment of goodwill. SFAS 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The provisions of these interpretations that are applicable to the Company were implemented on a prospective basis as of January 1, 2002, which had no material effect on the Company’s financial statements. In assessing the recoverability of our investment in CMJ Ventures Inc and other intangible assets and goodwill, we must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the asset. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for such asset not previously recorded.

Other Pronouncements

The Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”); SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”; SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” and SFAS No.141, “Business Combinations,”. These SFAS pronouncements all became effective for the Company during the fiscal year ended 2002. The provisions and interpretations of these pronouncements, that are applicable to the Company, had no material effect on the Company’s financial statements.

DESCRIPTION OF PROPERTY

The Company’s principal executive office is located in leased office space in Chattanooga, Tennessee, under a lease that expires in 2007 for approximately 2,000 square feet. The Company also leases approximately 2,000 square feet as a sales office in Louisville, Kentucky, under a month to month lease and approximately 1000 square feet in Wabash, Indiana, under a lease that expires in 2004. The total lease cost for all three facilities is $4,600 per month. The Company owns, subject to a mortgage, its principal manufacturing, distribution, administrative and design facility located in Wabash, Indiana (“Operating Facility”). The Operating Facility is approximately 125,000 square feet and is in excellent condition. Management believes that its existing owned or leased facilities are adequate to meet the Company’s needs for the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 21, 2002, the Company amended the non-compete agreement it had entered into with Buddy Young, its former president. Under the terms of the revised agreement, the non-compete period was extended to five years; the cash consideration was reduced by $25,000; the Company issued an additional 110,000 shares of common stock.

Compensation Table

The table below sets forth information concerning compensation for the named executive officer of the Company for the periods indicated.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long Term Compensation
				Awards				Payouts
				Other Annual		Restricted Stock	Securities Underlying	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus	Comp.		Awards	Options/SARs	Payouts	Comp.
	(1)	( $ )	( $ )	( $ )		( $ )	( # )	( $ )	( $ )
Dan F. Cooke, Chairman, CEO	2002	$—	$—	$12,000	(2)	$—	—	$—	$—
David C. Gleason, EVP—Operations	2002	$111,746	$—	$—		$—	—	$—	$—

(1)	Neither officer was employed by the Company prior to the fiscal year ended November 30, 2002.
(2)	Automobile allowance.

No options or stock appreciation rights were granted to the above named executive officers in fiscal year 2002. No options or stock appreciation rights were exercised by any above named executive officer in fiscal year 2002. No awards under any long-term incentive plans were granted to any above named executive officer in fiscal year 2002.

Directors’ compensation

As compensation for their services as members of the board of directors, the Company in 2003 issued to each independent board member stock options to purchase 20,000 shares of common stock at an exercise price of $.025 per share. These options are exercisable in full commencing December 19, 2003, and expire December 19, 2008. The outside directors are also paid a fee of $2,500 per quarter or $10,000 per year. The board of directors was comprised of three independent board members during fiscal year 2002. The board members who are executives of the Company received no additional compensation in excess of their management remuneration.

Executive Employment Agreements

The Company entered into an employment agreement with Mr. Charles L. Thompson effective as of January 6, 2002 and continuing for a period of two years thereafter. The agreement provides for an annual base salary of $110,000. Mr. Thompson is entitled to receive such bonus or bonuses as may be awarded to him by the Board of Directors based upon certain subjective criteria as established from year to year. The Agreement requires Mr. Thompson to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the Agreement.

The Company entered into an employment agreement with Mr. David C. Gleason effective as of December 19, 2001 and continuing for a period of five years thereafter. The agreement provides for an annual base salary of $115,000. Mr. Gleason is entitled to receive such bonus or bonuses as may be awarded to him by the Board of Directors based upon certain subjective criteria as established from year to year. The Agreement requires Mr. Gleason to devote his full time and attention to the business and affairs of the Company, and obligates him not to engage in any investments or activities which would compete with the Company during the term of the Agreement.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options		Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	503,000	(1)	$0.025	497,000
Equity compensation plans not approved by security holders	0		$0	0

Total	503,000		$0.025	497,000

(1)	Represents options issued pursuant to the 2001 Stock Option Plan (the “Plan”) of the Company’s predecessor. The Plan and all options granted thereunder have been assumed by the Company. Pursuant to the terms of the Plan, any previously granted options to acquire shares of common stock of the Company’s predecessor were replaced with options to acquire shares of the Company’s common stock.

FINANCIAL STATEMENTS

NEXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

At May 31, 2003
(unaudited)
Assets

Current Assets:
Cash and cash equivalents	$506,756
Accounts receivable, net	3,071,787
Inventories	4,756,873
Prepaid expenses and other current assets	827,821
Deferred taxes, current	326,104

Total current assets	9,489,341
Property, plant and equipment, net	1,957,933
Goodwill	2,033,273
Other assets, net	571,123

Total Assets	$14,051,670

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$1,681,392
Accrued expenses and other current liabilities	1,002,515
Short-term debt and current maturities	5,000,784

Total current liabilities	7,684,691
Long-term debt, less current maturities	3,093,250
Deferred taxes	199,665
Other non-current liabilities	305,000

Total liabilities	11,282,606
Commitments and contingencies	—
Stockholders’ equity	2,769,064

Total Liabilities and Stockholders’ Equity	$14,051,670

The accompanying notes to the condensed consolidated financial statements  are an integral part of these statements.

NEXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended May 31,
	2002	2003
	(unaudited)	(unaudited)
Net sales	$2,177,383	$5,131,944
Cost of sales	1,630,085	3,706,289

Gross profit	547,298	1,425,655

General administrative and selling expenses	462,376	1,065,072

Operating income	84,922	360,583

Interest and other expense	(78,623)	(123,020)

Income before income taxes	6,299	237,563

Provision for income taxes	7,013	94,165

Net income (loss)	(714)	143,398

Net income (loss) per share, basic and diluted	$(.0001)	$.01

Weighted average shares outstanding	9,489,225	11,241,731

	Six Months Ended May 31,
	2002	2003
	(unaudited)	(unaudited)
Net sales	$4,160,427	$8,837,254
Cost of sales	3,118,630	6,208,827

Gross profit	1,041,797	2,628,427

General administrative and selling expenses	1,308,131	2,211,177

Operating income (loss)	(266,334)	417,250

Interest and other expense	(133,378)	(231,669)

Income (loss) before income taxes	(399,712)	185,581

Provision (Benefit) for income taxes	(179,485)	75,320

Net income (loss)	(220,227)	110,261

Net income (loss) per share, basic and diluted	$(.03)	$.01

Weighted average shares outstanding	8,300,588	11,187,949

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

NEXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended May 31,
	2002	2003
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(220,227)	$110,261
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	79,775	178,056
Noncash compensation	—	21,300
Bad debt expense	22,300	11,443
Deferred taxes	(179,485)	75,320
Changes in operating assets and liabilities:
Accounts receivable	316,860	358,392
Inventories	196,274	(864,240)
Prepaid expenses	(232,780)	(76,680)
Other current assets	23,304	(102,015)
Accounts payable	(1,200,791)	(497,253)
Accrued expenses and other current liabilities	59,899	80,908
Other noncurrent assets	—	1,948

Total adjustments	(914,644)	(812,821)

Net cash used in operating activities	(1,134,871)	(702,560)

Cash flows from investing activities:
Purchases of property, plant and equipment	(83,414)	(226,684)
Purchase of capitalized art	—	(92,050)

Net cash used in investing activities	(83,414)	(318,734)

Cash flows from financing activities:
Revolving credit facility, net	1,473,409	787,341
Proceeds from loans and notes payable, bank	783,987	3,225,500
Repayments loans and notes payable, bank	(1,177,513)	(2,939,131)
Issuance of common stock	125,104	—

Net cash provided by financing activities	1,204,987	1,073,710

Net increase (decrease) in cash	(13,298)	52,416
Cash, beginning of period	105,212	454,340

Cash, end of period	$91,914	$506,756

Supplemental Information:
Cash paid during the period for interest	$158,157	$214,686

Cash paid during the period for income taxes	$—	$4,823

Noncash Investing and Financing Activities:
Purchase of equipment through capital leases	$107,296	$—

Equity securities issued in connection with the acquisition of CMJ Ventures, Inc.	$—	$118,732

The accompanying notes to the condensed consolidated financial statements are an integral part of these statements.

NEXT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.    Organization and Operations of Company

Next, Inc., (“NEXT” or the “Company”) is the parent company of (i) Next Marketing Inc., (“Next Marketing”), (ii) Blue Sky Graphics, Inc., (“Blue Sky”), and (iii) CMJ Ventures, Inc. (“CMJ”). The Company is a creative and innovative sales and marketing organization that designs, develops, markets and distributes licensed and branded promotional products and imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs.

2.    Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements contained herein have been prepared in accordance with generally accepted accounting principles for interim financial statements, the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, these financial statements do not include all the information and footnotes required by generally accepted accounting principles for annual financial statements. In addition, certain comparative figures presented have been reclassified to conform the prior year’s data to the Company’s current financial statements. In the opinion of management, the accompanying condensed consolidated financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to fairly present the financial position of the Company at May 31, 2003, and its results of operations and cash flows for the six months ended May 31, 2002 and 2003. Operating results for the six months ended May 31, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending November 30, 2003.

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

Customer Base

NEXT has, over the last two years, developed a large, diverse, and distinguished customer base of traditional retailers, ranging from national as well as large regional chains, specialty retailers, corporate accounts, college bookstores, motor sports, souvenir and gift shops, and golf shops. This expansion has been achieved through the acquisition of CMJ, which sells to over one thousand five hundred specialty retailers, and the introduction of additional major product lines and distribution channels, such as its Motor Sports Division, which sells to a national auto dealer network, as well as expansion of its traditional national retail merchant customer base. As a result of the expansion, the Company has lessened its dependence on any one large customer or distribution channel. During the six months ended May 31, 2003, the Company’s sales to one of its largest customers, which emerged from chapter 11 bankruptcy protection on May 6, 2003, were $2,721,546 (30.80% of sales) compared to $1,680,972 (40.46% of sales) for same period last year. While the Company expects that the dependency on this customer will decrease in future periods, there can be no assurance that the Company’s efforts will be successful. The Company’s management believes that its credit risk exposure, based on current information available on the financial strength of its customers and previously recorded reserves, is limited. Such estimate could change in the future.

New Pronouncements

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”; SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical

NEXT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Corrections”; SFAS No. 141, “Business Combinations,” SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” and SFAS No.148, “Accounting for Stock Based Compensation,” FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, FASB Interpretation No. 46, “Consolidation for Variable Interest Entities” all became effective for the Company during 2002. The provisions and interpretations of these pronouncements, that are applicable to the Company, had no material effect on the Company’s financial statements.

SFAS No. 142, “Goodwill and Other Intangible Assets” became effective for the Company during 2002. SFAS 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairment of goodwill. SFAS 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The provisions of these interpretations that are applicable to the Company were implemented on a prospective basis as of January 1, 2002, which had no material effect on the Company’s financial statements.

3.    Inventories

Inventory is valued at the lower of cost or market. Cost is determined by the first-in, first-out method, and market represents the lower of replacement cost or net realizable value. Inventories as of May 31, 2003 consisted of the following:

Raw materials	$3,958,120
Work in process	231,878
Finished goods	566,875

$4,756,873

4.    Deferred and Income Taxes

Income taxes have been computed in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). This standard requires, among other things, recognition of future tax expenses or benefits, measured using enacted tax rates, attributable to taxable or deductible temporary differences between financial statements and income tax reporting bases of assets and liabilities.

The ultimate realization of deferred tax assets is dependent upon the attainment of forecasted results of operations. Management has taken these and other factors into consideration in recording the deferred tax estimate. The tax effects of temporary differences that give rise to significant portions of the deferred tax asset and liabilities at May 31, 2003 are as follows:

Current asset:
Accounts receivable reserves	$19,717
Net operating loss carryforwards	306,387

Current deferred tax asset	$326,104

Non-current liability:
Intangibles	$(76,209)
Adoption of tax depreciation method	275,874

Long-term deferred tax liability	$199,665

NEXT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5.    Short Term and Long Term Debt

Short-term and long-term debt at May 31, 2003 consisted of the following:

	Short Term	Long Term
Revolving credit facility	$4,684,046	$—
Notes payable	246,331	3,040,769
Capital lease obligations	70,407	52,481

Total	$5,000,784	$3,093,250

All of the Company’s debt is collateralized by various assets and guaranteed by certain of its principal stockholders.

The Company has a $5,000,000 revolving credit facility agreement with AmSouth Bank (“Credit Facility”), which expires on March 31, 2004. The agreement calls for monthly payments of interest at a nationally published prime rate plus .5% (4.75% at May 31, 2003) collateralized by accounts receivable and inventory. The Credit Facility is further collateralized by certain assets of and by personal guarantees of the Company’s major stockholders.

On January 16, 2003, the Company refinanced certain of its notes payable to First Federal Savings Bank and Frances Slocum Bank. These loans, aggregating $2,534,663, were refinanced at an aggregate principal of $3,000,000 with First Federal Savings Bank (“New Note”). The net proceeds of the refinancing of approximately $425,745 were reinvested in the Company. The New Note bears interest at 6.5% and has a monthly payment of principal and interest of $26,000 with a balloon payment of $2,647,805 due on January 15, 2006. The refinancing provided positive cash flow compared to the cash outlay required by the notes prior to refinancing.

On February 12, 2003 the Company entered into an agreement with First Federal Savings for a capital expenditure note of $225,000 bearing interest at 7% (“Cap Ex”). The Cap Ex note is payable in monthly installments of $3,417 consisting of principal and interest through February 15, 2010.

6.    Stockholders’ Equity

Stockholders’ Equity is comprised of the following:

At May 31, 2003
(unaudited)
Common stock, $.001 par value; 50,000,000 shares authorized, 11,451,131 shares issued and outstanding	$11,451
Additional paid in capital	1,392,254
Retained earnings	1,395,559
Unearned compensation	(30,200)

Total stockholders’ equity	$2,769,064

Pursuant to the terms of the 2001 Next Stock Option Plan (the “Next Plan”), any options to acquire shares of Next’s common stock previously granted under the plan shall be replaced with options to acquire shares of the Company’s common stock. 503,000 employee options have been granted under the Next Plan, with each option vesting on the two-year anniversary of the grant date. These options are subject to forfeiture should the grantee

NEXT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

fail to be employed by the Company on the vesting date and are being amortized over a two year period. The Company issued an additional 60,000 options under the Next Plan in March of 2003 to its independent Directors in lieu of fees, which are being amortized over a nine-month period.

The significant shareholders of the Company, representing approximately 70.1% of total shares outstanding, have voluntarily entered into lock-up agreements whereby the shares owned by them are subject to a lockup through May 1, 2006, that may be terminated on May 1, 2004 and every six months thereafter if all stockholders a party to the lock-up agreements with identical terms so decide.

7.    Earnings Per Share

The Company accounts for earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share”. SFAS 128 requires the presentation of basic and fully diluted EPS. Basic and diluted EPS for the three and six months ended May 31, 2002 and 2003 were calculated on the basis of the weighted average number of common shares outstanding during the three-month period, divided by the income available to common stockholders. Outstanding stock options have not been considered in the computation of diluted earnings per share amounts since the effect of their inclusion would not be material.

8.    Acquisition of CMJ Ventures, Inc.

Effective June 1, 2002, the Company acquired all the issued and outstanding equity capital of CMJ Ventures, Inc. The results of operations of CMJ are included in the condensed consolidated financial statements of the Company commencing June 1, 2002. The following pro-forma condensed combined statement of operations has been prepared as if the acquisition of CMJ was consummated as of the beginning of each of the periods presented herein. The pro-forma results of operations are not necessarily indicative of the combined results that would have been achieved had the acquisition occurred at the beginning of the period, nor are they necessarily indicative of the results of operations that may occur in the future:

	Pro-Forma Statement of Operations Six Months Ended May 31,
	2002	2003
	(unaudited)	(unaudited)
Net sales	$4,508,922	$8,837,254
Expenses	4,805,040	8,726,993

Net loss	(296,118)	110,261

Net loss per share, basic and diluted	$(.03)	$.01

Weighted average shares outstanding	9,700,588	11,187,949

Pursuant to the terms of an Agreement and Plan of Merger dated as of March 1, 2002 and as amended on May 16, 2002 (the “Merger Agreement”), CMJ Ventures, Inc. (“CMJ”) became a wholly owned subsidiary of the Company effective June 1, 2002 (the “Effective Date”). Prior to the Merger, CMJ, a customer of Next, was a privately held company that designed and distributed licensed promotional products.

At the Effective Date, each outstanding share of CMJ common stock, $1.00 par value, converted into 2,545.4545 shares of Company common stock, $.001 par value, resulting in 1,400,000 shares of the Company’s stock issued to the former stockholders of CMJ. The amount of the consideration paid in the Merger was determined through an arms-length negotiation between representatives of the Company and CMJ.

On May 15, 2003 (“Effective Amendment Date”), the Company, Sean Garber and Lisa Garber (former stockholders of CMJ), with the consent of CMJ, entered into an amendment to the Merger Agreement. At the

NEXT, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Effective Amendment Date, Mr. Garber resigned his position with the Company. These transactions, taken together with the Company’s plan to consolidate the operational functions; will result in a net cash savings of approximately $700,000 over the next four years, inclusive of additional merger consideration of $475,000 (payable monthly over four years) to the former stockholders of CMJ.

The Company has also undertaken, on a best efforts basis, to arrange for the purchase by a third party of Sean Garber and Lisa Garber’s 1,260,000 shares issued at the Effective Date, subject to the same lock-up agreement and other terms, currently in effect, for an aggregate purchase price of $1,260,000 (“Private Distribution”). If the Company is unable to arrange for the Private Distribution on or before May 15, 2004, the Company agrees to issue to Sean Garber and Lisa Garber 300,000 shares of its common stock as additional merger consideration.

9.    Subsequent Event

On July 9, 2003, the Company issued 750,000 shares of common stock and warrants to purchase an additional 375,000 shares of common stock to substantial institutional investors. The shares of common stock were purchased at a price of $0.80 per share and the warrants will entitle the holders thereof to purchase shares of common stock at a price of $1.125 per share for a period of five years. The above transaction has infused $600,000 of new equity to the Company. The Company has agreed to file a registration statement with the Securities and Exchange Commission to register the shares of common stock issued in this financing and the shares of common stock issuable on exercise of warrants within thirty days of the closing.

For the Eleven Months Ended November 30, 2001 and the Fiscal Year Ended November 30, 2002:

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders

NEXT INC.

We have audited the accompanying consolidated balance sheet of NEXT INC. AND SUBSIDIARIES (the “Company”) as of November 30 2002, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of NEXT INC. AND SUBSIDIARIES as of November 30, 2002, and the consolidated results of their operations and their consolidated cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/    TAUBER & BALSER, P. C.

Atlanta, Georgia

February 11, 2003

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders

NEXT INC.

We have audited the accompanying consolidated statements of operations, changes in stockholders’ equity and cash flows of NEXT INC. AND SUBSIDIARIES (the “Company”) for the eleven month period ended November 30, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of their operations and consolidated cash flows of NEXT INC. AND SUBSIDIARIES for the eleven month period ended November 30, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/    MARCUM & KLIEGMAN LLP

January 25, 2002, except for Note 2

as to which date is February 1, 2002

New York, New York

NEXT INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

As of November 30, 2002

Assets
Current assets:
Cash and cash equivalents	$454,340
Accounts receivable, net of allowance for doubtful accounts of $681,346	3,441,622
Inventories	3,892,633
Prepaid expenses and other current assets	718,544
Deferred income taxes	407,181

Total current assets	8,914,320
Property, plant and equipment, net	1,860,066
Goodwill	1,183,914
Other assets, net	450,842

Total Assets	$12,409,142

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,178,645
Accrued expenses and other current liabilities	485,980
Short-term debt and current maturities	401,576

Total current liabilities	3,066,201
Long-term debt, less current maturities	6,618,748
Deferred income taxes	205,422

Total liabilities	9,890,371
Commitments and contingencies	—
Stockholders’ equity:
Preferred stock, series A, cumulative, $.001 par value; 10,000,000 shares authorized, none issued and outstanding (liquidating preference $.001 per share)	—
Common stock, $.001 par value; 50,000,000 shares authorized, 11,001,837 shares issued and outstanding	11,002
Additional paid-in capital	1,267,971
Unearned compensation	(45,500)
Retained earnings	1,285,298

Total stockholders’ equity	2,518,771

Total Liabilities and Stockholders’ Equity	$12,409,142

The accompanying notes to the consolidated financial statements are an integral part of these statements.

NEXT INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Eleven Months Ended November 30, 2001

and Year Ended November 30, 2002

	2001	2002
Net sales	$10,822,517	$12,451,436
Cost of sales	8,064,400	8,890,493

Gross profit	2,758,117	3,560,943
Operating expenses—
General and administrative	1,365,181	1,732,110
Royalty and commission expense	777,125	1,091,119
Corporate expense	—	701,863

Total Operating expense	2,142,306	3,525,092
Operating Income	615,811	35,851
Interest expense	339,492	358,196
Other income	(16,538)	(37,581)

Income (loss) before income taxes	292,857	(284,764)
Benefit for income taxes	—	(201,759)

Net income (loss)	$292,857	$(83,005)

Net income (loss) per common share, basis and diluted	$0.05	$(0.01)

Weighted average common shares outstanding	6,000,000	9,655,772

The accompanying notes to the consolidated financial statements are an integral part of these statements.

NEXT INC. AND SUBSIDIARIES

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

Year Ended November 30, 2002

	Preferred Stock		Common Stock		Additional	Unearned	Retained
	Shares	Amount	Shares	Amount	Paid-In Capital	Compensation	Earnings	Total
Balance—January 1, 2001	7,000,000	$700	6,000,000	$6,000	$—	$—	$1,075,446	$1,082,146
Capital contribution by stockholders					111,352			111,352
Net income							292,857	292,857

Balance—November 30, 2001	7,000,000	700	6,000,000	6,000	111,352	—	1,368,303	1,486,355

Common stock issued to outside professionals for acquisition and other			869,411	869	151,552			152,421
Common stock issued for cash			750,000	750	324,250			325,000
Common stock issued related to the Exchange			1,982,426	1,983	(1,983)			—
Common stock issued for CMJ acquisition			1,400,000	1,400	604,800			606,200
Authorized employee stock options					78,000	(45,500)		32,500
Net (loss)							(83,005)	(83,005)
Preferred stock	(7,000,000)	(700)						(700)

Balance—November 30, 2002	—	$—	11,001,837	$11,002	$1,267,971	$(45,500)	$1,285,298	$2,518,771

The accompanying notes to the consolidated financial statements are an integral part of these statements.

NEXT INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For The Eleven Months Ended November 30, 2001

and Year Ended November 30, 2002

	2001	2002
Cash flows from operating activities:
Net income (loss)	$292,857	$(83,005)

Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	108,553	274,262
Non cash compensation	—	32,500
Reserve for bad debt	507,512	266,931
(Benefit) for income taxes	—	(201,759)
Changes in operating assets and liabilities:
Accounts receivable	(2,117,942)	(99,071)
Inventories	(373,445)	(628,299)
Prepaid expenses	(30,936)	(348,796)
Other assets	—	(50,025)
Accounts payable	1,188,405	(374,839)
Accrued expenses and other liabilities	141,720	220,493

Total adjustments	(576,133)	(908,603)

Net cash used in operating activities	(283,276)	(991,608)

Cash flows from investing activities:
Purchases of property, plant and equipment	(33,063)	(271,341)
Cash paid for acquisition costs	—	(558,836)
Cash received from acquisition	—	80,846
Cash paid for intangible assets	—	(126,004)
Cash from decrease in restricted investment	—	277,848

Net cash used in investing activities	(33,063)	(597,487)

Cash flows from financing activities:
Revolving credit facility, net	(201,722)	1,964,785
Proceeds from loans and notes payable, bank	1,054,886	2,865,749
Repayment of long terms debt, loans and notes payable, bank	(237,606)	(3,217,311)
Advances on notes receivable, stockholders	(275,000)	—
Issuance of common stock	—	325,000

Net cash provided by financing activities	340,558	1,938,223

Net increase in cash and cash equivalents	24,219	349,128
Cash and cash equivalents, beginning of period	80,993	105,212

Cash and cash equivalents, end of period	$105,212	$454,340

Supplemental Information:
Cash paid during the period for interest	$339,492	$342,472

Cash paid during the period for income taxes	$—	$—

Noncash Investing and Financing Activities:
Purchase of equipment through capital leases	$248,790	$142,183

Equity securities issued in connection with the acquisition of CMJ Ventures, Inc.	—	606,200

Equity securities issued in connection with the noncompete agreement	$—	$19,800

NEXT INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—Organization

In February 2002, Sporting Magic, Inc. (“Sporting Magic”), a public company with no assets or liabilities, acquired all 6,000,000 of the outstanding common shares of Next, Inc. (“Next”) in exchange for 6,000,000 shares of the common stock of Sporting Magic (the “Merger”). In conjunction with the Merger, the holders of the outstanding preferred stock of Next (7,000,000 shares) were to convert their preferred shares to newly authorized preferred shares of Sporting Magic. Subsequent to the closing and effective on the date of the Merger, the preferred shareholders of Next contributed all of their preferred shares to the Company. Consequently, no preferred shares were issued by Sporting Magic. Also, in conjunction with the Merger, the Company assumed 1,982,426 shares of the former shareholders of Sporting Magic, Inc. which were outstanding at the date of the Merger. The Company also issued 759,411 shares of its common stock to various outside professional advisors in conjunction with the Merger. On the closing date of the Merger, all of the present directors and executive officers of Sporting Magic were replaced by individuals nominated by the Board of Next. For accounting purposes, the Merger has been treated as a reverse acquisition of Sporting Magic by Next and a recapitalization of Next. Moreover, the financial statements set forth in this report for all periods prior to February 1, 2002 are the financials of Next. On December 27, 2002, Sporting Magic, Inc. changed its name to Next, Inc. (now the “Company”).

Effective June 1, 2002, the Company acquired all of the issued and outstanding equity of CMJ Ventures, Inc., a Florida corporation (“CMJ”) (see Note 14 of the Notes to Consolidated Financial Statements).

NOTE 2—Basis of Presentation and Summary of Significant Accounting Policies

Nature of Business

The Company is a creative and innovative sales and marketing organization that designs, develops, markets, and distributes licensed and branded promotional products and imprinted sportswear primarily through key licensing agreements and the Company’s own proprietary designs. The primary industries served by the Company are two interrelated industries, promotional products and imprinted sportswear throughout the United States.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Next Marketing, Inc., Blue Sky Graphics, Inc., and CMJ Ventures, Inc., (from June 1, 2002, the date of its acquisition). All significant intercompany balances and transactions have been eliminated. Certain comparative figures presented have been reclassified to conform the prior year’s data to the Company’s current financial statements.

Change in Year End

The Company determined to change its fiscal year end from December 31 to November 30 effective for the year beginning January 1, 2001. Accordingly, the Company is presenting financial information and accompanying notes, for the eleven months ended November 30, 2001 and for the year ended November 30, 2002.

Concentration of Credit Risk

During fiscal 2002 NEXT has made a concerted effort to expand its customer base. As a result of this effort NEXT has developed a large, diverse customer base of traditional retailers, ranging from national as well as large regional chains, specialty retailers, corporate accounts, college book stores, motor sports, souvenir and gift shops, and golf shops. The Company believes that its customer diversification and expansion program has been successful. The Company’s customer base had been comprised primarily of national and regional mass merchandise and specialty retailers. However, with the acquisition of CMJ Ventures Inc., which sells to over five hundred specialty retailers, and the introduction of additional major product lines and distribution channels, such as its Motor Sports Division, which sells to a national auto dealer network, the Company has expanded its customer base. During fiscal 2001 and 2002, approximately 31% ($ 3,378,000) and 38.5% ($4,796,265), respectively, of the net sales of the Company were to one of its largest customers, which has been operating as a debtor in possession under Chapter 11 of the United States Bankruptcy Code since January 2002. This customer has filed a plan of reorganization to emerge from Chapter 11. At November 30, 2002, accounts receivable from such customer was $1,945,370, all of which is within its terms and of which $1,666,289 has been collected as of March 5, 2003. The Company has an additional net receivable from this customer of $178,975, which resulted from sales prior to its debtor in possession filing. Sales to two other major customers approximated $2,503,000 (23%) and $1,561,000 (14%) for the eleven months ended November 30, 2001. The Company’s management believes that its credit risk exposure, based on current information available on the financial strength of its customers and previously recorded reserves, is limited. Such estimate could change in the future.

New Pronouncements

SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”; SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”; SFAS No.141, “Business Combinations,” SFAS No. 146 ‘Accounting for Costs Associated with Exit or Disposal”, SFAS No. 148 “Accounting for Stock Based Compensation”, FASB Interpretation No. 145, “Guarantor’s Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” all became effective for the Company during 2002. The provisions and interpretations of these pronouncements, that are applicable to the Company, had no material effect on the Company’s financial statements.

SFAS No. 142, “Goodwill and Other Intangible Assets” became effective for the Company during 2002. SFAS No. 142 requires, among other things, the discontinuance of goodwill amortization. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairment of goodwill. The provisions of these standards that are applicable to the Company were implemented on a prospective basis as of January 1, 2002, which had no material effect on the Company’s financial statements.

Property, Plant and Equipment

Property, plant, and equipment are valued at cost and are being depreciated using the straight-line method over the estimated useful lives. Upon sale or retirement, asset cost and its related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is recognized in income. Routine maintenance and repairs are charged to expense as incurred. Expenditures, which materially increase the value or extend useful lives, are capitalized.

Fair Value of Financial Instruments

The carrying amounts of current assets, current liabilities, and short-term debt approximate their fair market values. Long term debt was refinanced at principal value shortly after year end.

Earnings Per Share

The Company accounts for earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of basic and diluted EPS. Basic EPS is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. The effect of the recapitalization on the Company has been given retroactive application in the earnings per share calculation. The Company does not have any outstanding common stock equivalents, other than employee stock options. Accordingly, basic and diluted earnings per share are identical.

Revenue Recognition

The Company recognizes revenue when the following conditions are met: persuasive evidence of an agreement exists, the product has been delivered and legal title and all risks of ownership have been transferred, the sales price is fixed or determinable, and collectibility is reasonably assured. Revenues are reduced for estimated product returns, allowances and price discounts based on past experience.

Income Taxes

Income taxes have been computed in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). This standard requires, among other things, recognition of future tax expenses or benefits, measured using enacted tax rates, attributable to taxable or deductible temporary differences between financial statements and income tax reporting bases of assets and liabilities.

Advertising Costs

Advertising costs are expensed as incurred. For the eleven months and year ended November 30, 2001 and 2002, respectively, advertising and promotion expenses were approximately $3,500 and $21,000, respectively.

Use of Estimates in Preparation of Consolidated Financial Statements

The preparation of the accompanying consolidated financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates that are particularly susceptible to change are those assumptions used in determining the allowance for doubtful accounts receivable, which are based upon specific evaluation related to the aging of the customer accounts.

Impairment of Long-Lived Assets

The Company reviews long-lived assets held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Impairment of Non-Goodwill Intangibles

Intangible assets that are subject to amortization are reviewed for potential impairment in each reporting period.

Impairment of Goodwill

Goodwill is assigned to specific reporting units and is reviewed for possible impairment at least annually, or more frequently upon the occurrence of an event or when circumstances indicate that a reporting unit carrying amount is greater than its fair value.

NOTE 3—Cash equivalents

The Company considers all short term investments with maturities of 90 days or less at purchase to be cash equivalents. Cash equivalents of $277,848 are pledged as collateral to AmSouth for the revolving credit facility.

NOTE 4—Inventories

Inventories are stated at the lower of cost (first-in, first out basis) or market and consist of the following:

Raw Materials	$3,157,401
Work in progress	142,419
Finished products	592,813

Total	$3,892,633

NOTE 5—Income Taxes

Income taxes have been computed in accordance with Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“SFAS 109”). This standard requires, among other things, recognition of future tax expenses or benefits, measured using enacted tax rates, attributable to taxable or deductible temporary differences between financial statements and income tax reporting bases of assets and liabilities.

Next had previously elected to be treated as an “S” corporation under the Internal Revenue Code and relevant state statutes. As a result of the Exchange (See Note 1), the taxable status of Next as an S corporation was terminated as of December 1, 2001. Accordingly, no provision or liability for federal or state income taxes has been included in the accompanying condensed consolidated financial statements for the period from December 1, 2000 through November 30, 2001.

The ultimate realization of deferred tax assets is dependent upon the attainment of forecasted results of operations. Management has taken these and other factors into consideration in recording the deferred tax estimate. The tax effects of temporary differences that give rise to significant portions of the deferred tax asset and liabilities at November 30, 2002, are as follows:

Deferred tax assets:
Accounts receivable reserves	$276,607
Operating loss carryforwards	130,574

Total deferred tax assets	$407,181

Deferred tax liabilities:
Adoption of tax depreciation method	$192,895
Goodwill and other intangibles	12,527

Total deferred tax liabilities	$205,422

A reconciliation of income tax at the statutory rate to the Company’s effective rate is as follows:

Tax benefit computed at the maximum federal statutory rate	(34)%
State income taxes, net of federal benefit	(6)
Depreciation and amortization	(32)
Bad debt reserves and other	20
Effect on change of tax status	(19)

Income tax benefit—effective rate	(71)%

At November 30, 2002, the Company had net operating loss carryforwards of approximately $318,000, which expires in 2022.

NOTE 6—Property Plant and Equipment

Property, plant and equipment consist of the following:

	Amount	Estimated useful lives
Land	$10,000
Building and building improvements	1,072,364	7-39 years
Machinery and equipment	1,578,360	3-20 years
Furniture and fixtures	320,436	3-10 years
Vehicles	77,204	5-10 years
Leasehold improvements	13,529	5 years

	3,071,893
Less: Accumulated depreciation	(1,470,149)

	1,601,744

Assets under capital lease obligations:
Machinery and equipment	69,700	5-20 years
Furniture and fixtures	263,032	5-10 years

	332,732
Less: Accumulated depreciation	(74,410)

	258,322

Property Plant and Equipment, Net	$1,860,066

Depreciation expense for the eleven months ended and the year ended November 30, 2001 and 2002, was $108,553 and $225,787 respectively.

NOTE 7—Goodwill

The changes and carrying amount of goodwill are as follows:

Amount
Balance December 1, 2001	$—
Goodwill acquired in CMJ acquisition	1,183,914

Balance November 30, 2002	$1,183,194

NOTE 8—Other Assets

Other assets subject to amortization consist of the following:

	Amount	Estimated Useful Lives
Artwork	$390,100	7 years
Customer lists	7,072	7 years
Non-compete agreement	144,800	5 years

	541,972
Less: accumulated amortization	(104,879)

Other assets, subject to amortization	$437,093
Other assets, non amortizable	13,749

Other assets, net	$450,842

Amortization expense associated with these assets was $0 and $48,475 for the eleven months and year ended November 30, 2001 and 2002, respectively. Estimated amortization expense for each of the ensuing years through November 30, 2006 is $77,641 per year and $53,508 for year end November 30, 2007.

NOTE 9—Short Term Debt, Long Term Debt and Capital Leases

Short-term and long-term debt consisted of the following:

	Short Term		Long Term
Revolving credit facility (a)	$		$3,896,704
Notes payable (b)		325,933	2,636,306
Capital lease obligations (c)		75,643	85,738

Total		$401,576	$6,618,748

(a)	Revolving credit facility: The Company has a $5,000,000 revolving credit facility agreement with AmSouth Bank, which expires on March 31, 2004. The Company may draw up to the sum of 80% of eligible accounts receivable, as defined, 50% of eligible raw materials inventory, as defined, and 40% of eligible finished goods inventory, as defined. In addition, the agreement provides for monthly payments of interest at a nationally published prime rate plus .05% (5% at November 30, 2002) and the Company must comply with certain financial and other covenants. Borrowings under the facility are collateralized by accounts receivable, inventory, certain personal assets and personal guarantees of certain of the Company’s major stockholders.

(b)	Notes Payable: Notes payable consists of the following:

Note payable Frances Slocum Bank	$576,546
Notes payable First Federal Savings Bank	1,958,117
Other	427,576

2,962,239
Less: current maturities	325,933

Long Term	$2,636,306

The Company had a note payable to Frances Slocum Bank for $576,546 (“Slocum Note”) bearing interest at 6.5%, payable in monthly installments of principal and interest of $5,230 (maturing on January 6, 2017). The Slocum Note was collateralized by the Company’s building and was personally guaranteed by certain of the Company’s major shareholders.

The First Federal Savings Bank notes payable (“Federal Notes”) consisted of: a $751,000 note (interest at 7%, due on December 5, 2003); a $794,474 note (interest at a nationally published rate, monthly interest only with a balloon payment due on December 1, 2003), a $397,925 note (interest at 7.25%, with monthly payments of principal and interest of $8,524 maturing on June 26, 2007) and a $14,718 note (interest at 6.58% with monthly payments of $612, maturing on December 17, 2004). The Federal Notes were collateralized by the Company’s machinery and equipment and were personally guaranteed by certain of the Company’s major shareholders.

On January 16, 2003 the Company refinanced the Slocum Note and the Federal Notes. See NOTE 17 of the Notes to Consolidated Financial Statements.

Other notes consist of a variety of notes with maturities during the next twelve months bearing interest ranging from 4.25% to 9%.

(c)	The Company periodically acquires computers, embroidery, ticketing and packaging equipment under capital lease obligations. These obligations expire through December 2005. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments (with implicit interest rates ranging from 8% to 21%) or the fair values of the assets. The net book value of the assets, $258,322 at November 30, 2002, is included in property, plant and equipment and is being depreciated over the estimated useful lives of the assets.

Since the long term and short term notes were refinanced at January 16, 2003, the following table demonstrates the aggregate maturities of long-term debt and short term debt, excluding the revolving credit facility, giving effect to the refinancing:

For the Year Ending November 30,	Amount
2003	$315,684
2004	328,300
2005	137,671
2006	2,645,918
Thereafter	—

Total	$3,427,573

(d)	Minimum lease payments under capital leases are as follows:

2003	$93,024
2004	71,801
2005	20,711
2006	5,110

Total minimum lease payments	190,646
Amount representing interest	(29,265)

Present value of minimum lease payments	$161,381

NOTE 10—Stockholders’ Equity

On November 30, 2001, the Company’s stockholders approved a conversion of advances made by the majority stockholders of the Company to equity in the amount of $111,352. The Company has recorded such conversion as a capital contribution by the stockholders.

On June 21, 2002 the Company amended the non-compete agreement, originally entered into in conjunction with the Merger, it had entered into with its former President in connection with the Merger (see Note 1). Under the terms of the revised agreement, the non-compete period was extended to five years; the cash consideration was reduced by $25,000; and the Company issued an additional 110,000 shares of common stock.

RAE & Company, a financial consulting firm whose sole stockholder is the Company’s Chief Financial Officer purchased 750,000 shares of the Company’s common stock for $325,000.

NOTE 11—Employee stock option plan

The Company assumed the 2001 Next Stock Option Plan (the “Next Plan”) and all pre-existing options granted thereunder. The issue date of the Next Plan was December 19, 2002 and it was assumed by the Company on February 1, 2003. Pursuant to the terms of the Next Plan and the assumption agreement, any options to acquire shares of Next’s common stock previously granted under the plan shall be replaced with options to acquire shares of the Company’s common stock. 503,000 options have been granted under the Plan, with each option vesting on the two-year anniversary of the grant date. The options expire on December 19, 2008. These options are subject to forfeiture should the grantee fail to be employed by the Company on the vesting date and are being amortized over a two year period. No options were vested at November 30, 2002. The following table sets forth the options granted under the Next Plan as of November 30, 2002:

Plan category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance
Equity compensation approved by security holders:	503,000	$0.025	497,000

Total:	503,000	$0.025	497,000

Compensation costs charged to operations for the plan was $32,500. Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, using the Black-Shoals option pricing model, net loss as reported of $83,005 would be increased to $83,846. There would be no change in basic and diluted earnings per share. The assumption used in estimating fair value were a dividend yield of 0%, a risk free interest rate of 3.11%, an expected life of 2 years, and expected volatility of 100%.

NOTE 12 —Employee Benefit Plan

The Company maintains a 401(k) retirement plan for its employees. Employees are eligible to participate after one year of service and attaining the age of 18. Under the terms of the Plan, employees are entitled to contribute up to 15% of their total compensation, within limits established by the Internal Revenue Code. At the discretion of the Board of Directors, the Company may make a matching contribution up to 6% of each employee’s contribution. For the eleven months ended November 30, 2001 and the year ended November 30, 2002, the Company chose to make no matching contributions.

NOTE 13—Major Suppliers

The Company has a variety of qualified vendors available for purchasing its products. Each year, the Company’s management reviews these suppliers for quality, pricing and delivery. Based upon the results of this review, the Company either extends the supplier arrangement or chooses other suppliers more suitable to its needs. The Company is not reliant on any one of these suppliers. During the eleven months ended November 30, 2001 and the year ended November 30, 2002, purchases from two of these suppliers were $2,716,121 (57% of total raw material purchases) and $2,747,365 (38% of total raw material purchases), respectively. At November 30, 2001 and November 30, 2002, the amounts due to these suppliers included in accounts payable were approximately $154,187 and $1,240,436, respectively.

NOTE 14—Acquisition of CMJ Ventures, Inc.

Effective June 1, 2002, the Company acquired all the issued and outstanding equity capital of CMJ Ventures, Inc., a Florida corporation (“CMJ”), in a like stock exchange for 1,400,000 shares of the Company’s common stock valued at $606,200, plus acquisition expenses for a total purchase price of $1,306,412. The value of the stock was determined based upon the market price of the shares at the date of acquisition. The CMJ acquisition was made to expand the Company’s distribution and customer base and acquire additional proprietary licenses. Goodwill was incurred since Management believes that the future value of the combined synergies will be enhanced. The results of operations of CMJ are included in the consolidated financial statements of the Company commencing June 1, 2002. The Company has provided certain services and sold merchandise to CMJ prior to the effective date of the CMJ acquisition. All intercompany sales and transactions have been eliminated in the consolidated statements since the date of the acquisition.

The following is a condensed unaudited balance sheet showing the fair value of the assets acquired and the liabilities assumed as of the date of acquisition:

Current assets	$892,043
Property and equipment	36,696
Other intangible assets	347,140

Total assets	1,275,879

Current liabilities	1,092,112
Short and long term debt	61,269

Total liabilities	1,153,381

Net assets acquired	$122,498

The following pro-forma condensed statement of operations has been prepared as if the acquisition of CMJ was consummated as of the beginning of each of the periods presented herein. The pro-forma results of operations are not necessarily indicative of the results that would have been achieved had the acquisition occurred at the beginning of the period, nor is it necessarily indicative of the results of operations that may occur in the future:

	2001	2002
	(unaudited)	(unaudited)
Net sales	$12,424,234	$12,799,931

Net income (loss)	$306,631	(158,896)

Net income (loss) per share, basic and diluted	$0.04	$(0.02)

Weighted average shares outstanding	7,400,000	10,353,853

NOTE 15—Earnings Per Share

The Company accounts for earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share”. SFAS 128 requires the presentation of basic and fully diluted EPS. Basic and diluted EPS for the eleven months and year ended November 30, 2001 and 2002, respectively, were calculated on the basis of the weighted average number of common shares outstanding during such three and nine month periods, divided by the income available to common stockholders. Outstanding stock options have not been considered in the computation of diluted earnings per share amounts since the effect of their inclusion are anti dilutive. The effect of the recapitalization of Next (See Note 1) has been given retroactive application in the EPS calculation. The common stock issued and outstanding with respect to the pre-Exchange Sporting Magic, Inc., and other shares issued, has been included since the effective date of the Exchange.

The following table sets forth the computation of basic and diluted earnings (loss) per share:

	2001	2002
Numerator:
Numerator for basic and diluted earnings (loss) per share—net income (loss)	$292,857	$(83,005)

Denominator:
Denominator for basic earnings (loss) per share weighted average common shares	6,000,000	9,655,772
Effect of dilutive securities weighted average stock options	—	—

Denominator for diluted earnings (loss) per share	6,000,000	9,655,772

Basic earnings (loss) per share	$0.05	$(0.01)
Diluted earnings (loss) per share	$0.05	$(0.01)

For fiscal year 2002, no effect of common stock equivalents is reflected, as the impact would be anti-dilutive to the loss per share.

NOTE 16—Operating Leases

The Company leases facilities in Chattanooga, Tennessee and Louisville, Kentucky and Wabash, Indiana under operating lease agreements expiring through 2007. The future minimum obligation under the operating leases at November 30, 2002 is:

2003	$21,600
2004	21,600
2005	21,600
2006	21,600
2007	7,740

$94,140

Rental expense under the operating leases was $31,320 and $31,270 for the years ended December 31, 2002 and 2001, respectively. The Company subleased a portion of its office space during 2001 resulting in $2,870 of sub-rental income.

NOTE 17—Contingencies

From time to time, the Company is a party to litigation arising in the normal course of its business operations. In the opinion of management, it is not anticipated that the matters will have a material adverse impact on the Company’s financial condition, liquidity or results of operations.

NOTE 18—Subsequent Events

On January 16, 2003, the Company refinanced certain of its notes payable to First Federal Savings Bank and Frances Slocum Bank aggregating $2,534,663 for an aggregate principal of $3,000,000 with First Federal Savings Bank (“New Note”). The net proceeds of the refinancing of approximately $425,745 were reinvested in the Company. The New Note bears interest at 6.5% and has a monthly payment of principal and interest of $26,000 with a balloon payment of $2,647,805 due on January 15, 2006. The refinancing provided positive monthly cash flow to the Company compared to the cash outlay required by the notes prior to refinancing (see NOTE 9—Short Term and Long term Debt).

On February 12, 2003 the Company entered into an agreement with First Federal Savings for a capital expenditure line of credit of $225,000 bearing interest at 7% (“Cap Ex”). The Cap Ex line matures is payable in monthly payments of $3,417 consisting of principal and interest through February 15, 2010.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believes to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

A corporation also shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Article Sixth of the Company’s Amended and Restated Certificate of Incorporation states that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended, shall indemnify any and all persons whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities and other matters referred to in or covered by such section and further that the indemnification provided in such Certificate of Incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Item 25.    Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

SEC filing fee	$88.70
Legal fees	$25,000.00
Printing	$20,000.00
Accounting fees	$9,000.00
Miscellaneous	$5,000.00

Total	$59,088.70

Item 26.    Recent Sales of Unregistered Securities

On July 9, 2003, the Company issued 850,000 shares of common stock and warrants to purchase 375,000 shares of common stock to the selling stockholders identified in the prospectus that is part of this registration statement in a transaction exempt from registration requirements under Section 4(2) of the Securities Act of 1933. The aggregate offering price was $600,000. The investors were all accredited investors who were either large financial institutions or sophisticated financial consultants familiar with the Company.

Item 27.    Exhibits

The following documents are filed or incorporated by reference as exhibits to this report:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of March 1, 2002, by and among Sporting Magic, Inc., CMJ Acquisition Corp., CMJ Ventures, Inc., Sean Garber, Lisa Garber and Mark Carter. (2)

2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 16, 2002, by and among Sporting Magic, Inc., CMJ Acquisition Corp., CMJ Ventures, Inc., Sean Garber, Lisa Garber and Mark Carter. (2)

2.3	Amendment to Agreement and Plan of Merger dated to be effective May 15, 2003 by and among Next, Inc., Sean Garber and Lisa Garber. (8)

2.2	The Exchange Agreement, dated December 21, 2001, by and among Sporting Magic, Inc., Buddy Young, Next, Inc., Dan F. Cooke, William B. Hensley and the William B. III and Cindy S. Hensley Living Trust. (1)

2.3	Amendment No. 1 to the Exchange Agreement, dated July 18, 2002 by and among Sporting Magic, Inc., Buddy Young, Next, Inc., Dan F. Cooke, William B. Hensley and the William B. III and Cindy S. Hensley Living Trust. (1)

2.4	Amendment No. 2 to the Exchange Agreement, dated February 1, 2002, by and among Sporting Magic, Inc., Buddy Young, Next, Inc., Dan F. Cooke, William B. Hensley and the William B. III and Cindy S. Hensley Living Trust. (1)

3.1	Certificate of Incorporation of Next, Inc. (5)

3.4	Bylaws of the registrant (9)

5.1	Opinion of Miller & Martin LLP.

10.1	Next, Inc. 2002 Stock Option Plan dated May 1, 2002 (10)

10.2	Employment Agreement dated March 1, 2002 with Sean Garber (10)

10.3	Employment Agreement dated to be effective January 6, 2002 with Charles L. Thompson (10)

10.4	Employment Agreement dated December 19, 2001 with David C. Gleason (10)

16.1	Letter of Faber, Camp & Haas LLP regarding termination of certifying accountant. (1)

16.2	Letter of Marcus & Kliegman LLP regarding termination of certifying accountant. (4)

23.1	Consent of Miller & Martin, LLP (included in Exhibit 5.1).

23.2	Consent of Tauber & Balser.

23.3	Consent of Marcus & Kliegman LLP.

99.1	Press Release issued by Sporting Magic, Inc. on June 17, 2002. (2)

99.1	Agreement and Plan of Merger. (5)

99.2	Amended and Restated Certificate of Incorporation. (5)

99.1	Press release dated March 14, 2003 reporting earnings for the 2002 fiscal year. (6)

99.3	Press release dated April 9, 2003 reporting earnings results for the fiscal quarter ending February 28, 2003. (7)

(1)	Incorporated by reference from the exhibit of same number to the registrant’s Form 10-QSB Quarterly Report for the quarter ended February 1, 2002.
(2)	Incorporated by reference from the exhibit of same number to the registrant’s Form 10-QSB Quarterly Report for the quarter ended June 1, 2002.
(3)	Incorporated by reference from the exhibit of same number to the registrant’s Form 8-K Current Report dated November 25, 2002.
(4)	Incorporated by reference from the exhibit of same number to the registrant’s Form 8-K Current Report dated November 25, 2002.
(5)	Incorporated by reference from the exhibit of same number to the registrant’s Form 8-K dated January 7, 2003.
(6)	Incorporated by reference from the exhibit of same number to the registrant’s Form 8-K dated March 17, 2003.
(7)	Incorporated by reference from the exhibit of same number to the registrant’s Form 8-K dated April 10, 2003.
(8)	Incorporated by reference from the exhibit of same number to the registrant’s Form 8-K dated June 1, 2002.
(9)	Incorporated by reference from the exhibit of same number to the registrant’s Form 10-SB dated January 7, 1999 (SEC File Number 000-25247).
(10)	Incorporated by reference from the exhibit of same number to the registrant’s Form 10-KSB for the fiscal year ended November 30, 2002.

Item 28.    Undertakings

(1) The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs 1(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Chattanooga, State of Tennessee, on September 4, 2003.

NEXT, INC.

By:	/s/ DAN F. COOKE

Dan F. Cooke, Chairman of the Board and Chief Executive Officer

By:	/s/ CHARLES L. THOMPSON

Charles L. Thompson, Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ DAN F. COOKE Dan F. Cooke	Director, Chairman of the Board, and Chief Executive Officer	September 4, 2003

/s/ WILLIAM B. HENSLEY III William B. Hensley III	Director, President, and Chief Operating Officer	September 4, 2003

/s/ SALVATORE GERACI Salvatore Geraci	Director	September 4, 2003

/s/ RONALD J. METZ Ronald J. Metz	Director	September 4, 2003

/s/ G. MICHAEL CROSS G. Michael Cross	Director	September 4, 2003

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of March 1, 2002, by and among Sporting Magic, Inc., CMJ Acquisition Corp., CMJ Ventures, Inc., Sean Garber, Lisa Garber and Mark Carter. (2)

2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of May 16, 2002, by and among Sporting Magic, Inc., CMJ Acquisition Corp., CMJ Ventures, Inc., Sean Garber, Lisa Garber and Mark Carter. (2)

2.3	Amendment to Agreement and Plan of Merger dated to be effective May 15, 2003 by and among Next, Inc., Sean Garber and Lisa Garber. (8)

2.2	The Exchange Agreement, dated December 21, 2001, by and among Sporting Magic, Inc., Buddy Young, Next, Inc., Dan F. Cooke, William B. Hensley and the William B. III and Cindy S. Hensley Living Trust. (1)

2.3	Amendment No. 1 to the Exchange Agreement, dated July 18, 2002 by and among Sporting Magic, Inc., Buddy Young, Next, Inc., Dan F. Cooke, William B. Hensley and the William B. III and Cindy S. Hensley Living Trust. (1)

2.4	Amendment No. 2 to the Exchange Agreement, dated February 1, 2002, by and among Sporting Magic, Inc., Buddy Young, Next, Inc., Dan F. Cooke, William B. Hensley and the William B. III and Cindy S. Hensley Living Trust. (1)

3.1	Certificate of Incorporation of Next, Inc. (5)

3.4	Bylaws of the registrant (9)

5.1	Opinion of Miller & Martin LLP.

10.1	Next, Inc. 2002 Stock Option Plan dated May 1, 2002 (10)

10.2	Employment Agreement dated March 1, 2002 with Sean Garber (10)

10.3	Employment Agreement dated to be effective January 6, 2002 with Charles L. Thompson (10)

10.4	Employment Agreement dated December 19, 2001 with David C. Gleason (10)

16.1	Letter of Faber, Camp & Haas LLP regarding termination of certifying accountant. (1)

16.2	Letter of Marcus & Kliegman LLP regarding termination of certifying accountant. (4)

23.1	Consent of Miller & Martin, LLP (included in Exhibit 5.1).

23.2	Consent of Tauber & Balser.

23.3	Consent of Marcus & Kliegman LLP.

99.1	Press Release issued by Sporting Magic, Inc. on June 17, 2002. (2)

99.1	Agreement and Plan of Merger. (5)

99.2	Amended and Restated Certificate of Incorporation. (5)

99.1	Press release dated March 14, 2003 reporting earnings for the 2002 fiscal year. (6)

99.3	Press release dated April 9, 2003 reporting earnings results for the fiscal quarter ending February 28, 2003. (7)

(1)	Incorporated by reference from the exhibit of same number to the registrant’s Form 10-QSB Quarterly Report for the quarter ended February 1, 2002.
(2)	Incorporated by reference from the exhibit of same number to the registrant’s Form 10-QSB Quarterly Report for the quarter ended June 1, 2002.

(3)	Incorporated by reference from the exhibit of same number to the registrant’s Form 8-K Current Report dated November 25, 2002.
(4)	Incorporated by reference from the exhibit of same number to the registrant’s Form 8-K Current Report dated November 25, 2002.
(5)	Incorporated by reference from the exhibit of same number to the registrant’s Form 8-K dated January 7, 2003.
(6)	Incorporated by reference from the exhibit of same number to the registrant’s Form 8-K dated March 17, 2003.
(7)	Incorporated by reference from the exhibit of same number to the registrant’s Form 8-K dated April 10, 2003.
(8)	Incorporated by reference from the exhibit of same number to the registrant’s Form 8-K dated June 1, 2002.
(9)	Incorporated by reference from the exhibit of same number to the registrant’s Form 10-SB dated January 7, 1999 (SEC File Number 000-25247).
(10)	Incorporated by reference from the exhibit of same number to the registrant’s Form 10-KSB for the fiscal year ended November 30, 2002.